Exhibit 10.15

ASSET PURCHASE AGREEMENT

among

KMG CHEMICALS, INC.

KMG INDUSTRIAL LUBRICANTS CANADA, INC.

KMG ELECTRONIC CHEMICALS LUXEMBOURG HOLDINGS S.A.R.L

as Purchasers,

SEALWELD CORPORATION

CHISHOLM ASSET CORPORATION,

SEALWELD CORPORATION FZE.

as Sellers,

and

DEAN CHISHOLM,

as Shareholder

Dated as of January 31, 2017

i

(continued)

(continued)

(continued)

Exhibits

Exhibit A—Noncompetition and Nonsolicitation Agreement

Exhibit B—General Conveyance

Exhibit C—FZE Asset Purchase Agreement

Exhibit D—Consulting Agreement

Exhibit E—Escrow Agreement

Exhibit F—Transition Services Agreement

Exhibit G—Terms Applicable to Sale of New Jebel Ali Stock and Abu Dhabi Stock

Exhibit H—Terms Applicable to Collection of Accounts Receivable

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of January 31, 2017, is being entered into by and among KMG Chemicals, Inc., a Texas corporation (“KMG”), KMG Industrial Lubricants Canada, Inc., a corporation organized under the laws of the Province of British Columbia, Canada (“KMG ILC”), KMG Electronic Chemicals Luxembourg Holdings S.a.r.l, a société à responsabilité limitée organized under the laws of Luxembourg (“KMG Luxembourg”, and together with KMG and KMG ILC, the “Purchasers”), Sealweld Corporation, a corporation organized under the laws of the Province of Alberta, Canada (“Sealweld Canada”), Chisholm Asset Corporation, a corporation organized under the laws of the Province of Alberta, Canada (“Chisholm” and collectively with Sealweld Canada, the “Companies” and individually, a “Company”), and Sealweld Corporation FZE (“FZE” and together with Sealweld Canada and Chisholm, the “Sellers”), and Dean Chisholm in his individual capacity (“Shareholder”).

W I T N E S S E T H:

WHEREAS, Shareholder, together with Chisholm Holding Corporation and the Chisholm Family Trust, owns all of the issued and outstanding capital stock of the Companies;

WHEREAS, Sealweld Canada indirectly owns all of the issued and outstanding capital stock of Sealweld Corporation (2003), Inc., a Nevada corporation (“Sealweld 2003”), which, in turn owns all of the issued and outstanding capital stock of Sealweld USA, Inc., a Texas corporation (“Sealweld Texas”);

WHEREAS, Sealweld Canada owns 49% of the issued and outstanding capital stock and otherwise controls all of the issued and outstanding capital stock of Sealweld Corporation Oil Field Equipment Trading LLC, a limited liability company incorporated in Abu Dhabi (“Sealweld Abu Dhabi”) and all of the issued and outstanding capital stock of FZE;

WHEREAS, Sealweld Corporation Jebel Ali (“Sealweld Jebel Ali”) is branch of Sealweld Canada licensed to do business in the Jebel Ali Free Zone;

WHEREAS, Sellers desire to sell substantially all of their assets to Purchasers;

WHEREAS, following the Closing of the asset sales contemplated hereby, Sealweld Canada intends to convert Sealweld Jebel Ali from a branch into a free zone establishment incorporated in the Jebel Ali Free Zone “New Jebel Ali”); and

WHEREAS, following the formation of New Jebel Ali and the receipt of approvals of all relevant Governmental Bodies, Sealweld Canada will sell all of its outstanding ownership interests in New Jebel Ali to KMG Luxembourg; and

WHEREAS, following the receipt of approvals of all relevant Governmental Bodies, Sealweld Canada will sell all of its outstanding ownership interests in Sealweld Abu Dhabi to KMG Luxembourg; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Article I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“$” or “dollar” means a dollar in Canadian currency.

“Acquired Subsidiaries” means Sealweld 2003, Sealweld Texas, New Jebel Ali and Sealweld Abu Dhabi.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Assumed Environmental Liabilities” means Liabilities of the Sellers and the Acquired Subsidiaries relating to violations of Environmental Laws by the Sellers or the Acquired Subsidiaries with respect to the Purchased Assets or the Acquired Subsidiaries that are first discovered by the parties following the expiration of the General Survival Period.

“Bank Account” means any deposit account or safe deposit box with a bank or other institution.

“Business” means the valve cleaners, lubricants and sealants business of Sellers and the Acquired Subsidiaries, with related services and training, as conducted on the date hereof.

“Business Day” means any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York or major banks in Calgary, Alberta are closed.

“Cash” means the amount of cash and bank deposits as reflected in bank statements, and certificates of deposit less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C-34.

“Confidential Information” means any information with respect to Sellers or any of their Subsidiaries or Affiliates, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, formulas, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

“Consolidated Tax Return” means all Tax Returns relating to Taxes of a consolidated, combined or unitary group which includes at least one Company or any of the Acquired Subsidiaries.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other explicit arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Employees” means all individuals (including common law employees) who are currently employed or engaged by any Seller or any of the Acquired Subsidiaries, together with individuals who are hired by any Seller or Acquired Subsidiary after the date hereof.

“Environment” means all components of the earth, including air (and all layers of the atmosphere), land (and all surface and subsurface soil, underground spaces and cavities, sediment and all land submerged under water) and water (and all surface and underground water), organic and inorganic matter and living organisms and any sewer system. For greater certainty, the interacting natural systems that include components referred to above are included in the definition of “Environment”.

“Environmental Laws” means all applicable Laws relating to public health and safety, pollution or the protection of the Environment, including laws with respect to civil responsibility for acts or omissions with respect to the Environment, and all authorizations issued or required to be issued pursuant to such Laws.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of Sellers, the Acquired Subsidiaries or the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or an analogous statute of any Canadian Governmental Body, as applicable.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is or at any time within the six (6) year period preceding the date of this Agreement would have been treated as a “single employer” with any Seller under Section of 414(b), (c), (m), or (o) of the Code.

“Excluded Accounts Receivable” means those accounts receivable which are listed on Schedule 1.1.

“Former Employees” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by any of Sellers or any of the Acquired Subsidiaries but who are no longer so employed or engaged on the date hereof.

“GAAP” means generally accepted accounting principles in Canada as set out in the CPA Canada Handbook – Accounting at the relevant time as applied by the relevant party on a consistent basis.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, provincial, municipal, local or foreign, or any agency, board, commission, instrumentality or authority thereof, or any court, tribunal, judicial body or authorized arbitrator (public or private), or any minister, governor-in-council, cabinet or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).

“Hazardous Material” means any waste or other substance or material that is regulated, prohibited, listed, defined, designated or classified as, or otherwise determined to be, dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Laws, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Improvements” means Sellers’ interest in all buildings, improvements, structures, streets, roads, bridges and fixtures located, placed, constructed, or installed on the Owned Property premises, including entrance signage, fences, walls and gates, sidewalks, parking lots, access roads, effluent systems, irrigation lines, and all fixtures, machinery, apparatus or equipment affixed thereto, all utilities, utility distribution lines, sewer, sewer lines, fire protection, security, surveillance, telecommunications, computer, wiring, cable, heat, exhaust, ventilation, air conditioning, electrical, mechanical, plumbing and refrigeration systems, facilities, lines, installations and conduits.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock (or other equity) of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) trademarks, service marks, trade names, business names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) Internet domain names; (iv) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (v) trade secrets and other proprietary Confidential Information regarding the Business (“Trade Secrets”); (vi) other intellectual property rights arising from or relating to Technology; (vii) other intellectual property and proprietary rights; and (viii) Contracts granting any right relating to or under the foregoing.

“Intellectual Property Licenses” means (i) any grant by Sellers or any Acquired Subsidiary to another Person of any right relating to or under Intellectual Property and (ii) any grant by another Person to Sellers or any Acquired Subsidiary of any right relating to or under any third Person’s Intellectual Property.

“Inventory” means all inventory and supplies, including raw materials, work in progress, finished goods, manufacturing supplies, spare parts, office supplies, packaging and related materials.

“Investment Canada Act” means the Investment Canada Act, R.S.C., 1985, c. 28 (1st Supp.).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury, or the Canada Revenue Agency, as applicable.

“Knowledge of Sellers” or any other similar knowledge qualification, means the knowledge, after due inquiry (which shall not require inquiry outside of the organization of Sellers or their Subsidiaries), of Dean Chisholm, Alanna Doverspike, Lee Krywitsky, Joe Pirkl or Andrea Arient. When determining whether to the Knowledge of Sellers there has been a threat, Sellers shall only be deemed to have Knowledge of threats made in writing that have been received.

“Knowledge of Purchasers” or any other similar knowledge qualification, means the knowledge, after due inquiry, of the directors and executive officers of Purchasers.

“Law” means any foreign, federal, national, supra-national, state, provincial, municipal, administrative or local law (including common law), statute, code, ordinance, rule, regulation, Order and, to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, demand, audit, notice of violation, litigation, citation, mediation, investigation, inquiry, proceeding or claim (including any counterclaim) by or before a Governmental Body.

“Liability” means any Indebtedness, loss, damage, adverse claim, fine, penalty, guarantee, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, assignment, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, including any term of any Contract granting any of the foregoing.

“Loan Facilities” means, collectively, all Indebtedness of Sellers and the Subsidiaries under (i) that certain Loan Agreement dated as of March 29, 2013 by and between Sealweld Canada and FWCU Capital Corp., as amended to date, (ii) the loans from HSBC Bank Canada described in the letter to Sealweld Canada dated April 27, 2010 and (iii) the loans from Business Development Bank of Canada to Sealweld Canada pursuant to the Letter of Offer dated January 11, 2010, as amended by letter dated September 1, 2016.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, (i) has had an adverse effect of $100,000 or more on the historical or near-term or long-term projected business, operations, prospects, assets, liabilities, condition (financial or otherwise) or results of operations (including EBITDA or cash flow), in each case, of Sellers and the Subsidiaries taken as a whole, (ii) has prevented, materially impaired or delayed, or would or could reasonably be expected to prevent or materially impair or delay, the ability of any of Sellers or the Shareholder to consummate the Transactions or perform their duties under this Agreement or the Shareholder Documents or Seller Documents, or (iii) has been or would or could reasonably be expected to be materially adverse to the ability of Sellers or any Acquired Subsidiary to operate its business immediately after the Closing substantially in the manner as such business was operated immediately prior to the Closing. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term Material Adverse Effect.

“Order” means any order, injunction, judgment, doctrine, decree, directives, decision, settlement, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, product registrations, variances, permits or certificates granted by or obtained from a Governmental Body, and applications therefor and renewals thereof.

“Permitted Exceptions” means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Seller Property so encumbered and that are not resulting from a breach, default or violation by Sellers or any of the Acquired Subsidiaries of any Contract or Law; and (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Plans” shall mean (i) all “employee benefit plans” as defined by Section 3(3) of ERISA, or any parallel Canadian legislation, if applicable, all specified fringe benefit plans as defined in Section 6039D of the Code, or any parallel Canadian legislation, if applicable, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, arrangement, practice, commitment, Contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by any Seller or any of their ERISA Affiliates, or for which any Seller or any of their

ERISA Affiliates has any Liability, contingent or otherwise, and (ii) all “multiemployer plans,” as that term is defined in Section 4001 of ERISA or Section 3(37)(A) of ERISA, and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which Sellers or any of their ERISA Affiliates have maintained or contributed to, or been required to contribute to, at any time within six (6) years prior to the start of the calendar year containing the Effective Time, or with respect to which Sellers or any of their ERISA Affiliates has any Liability.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, injection, deposit, dumping, abandonment, emptying, disposal, discharge, dispersal, escaping, leaching or migration.

“Retained Environmental Liabilities” means Liabilities of the Sellers and the Acquired Subsidiaries relating to violations of Environmental Laws by the Sellers or the Acquired Subsidiaries with respect to the Purchased Assets or the Acquired Subsidiaries that are first discovered by the parties prior to the expiration of the General Survival Period.

“Segregated Accounts Receivable” shall mean those accounts receivable other than Excluded Accounts Receivable that have been outstanding for a period of at least 90 days.

“Seller Intellectual Property” means all Intellectual Property owned by Sellers or any of the Subsidiaries.

“Seller Technology” means all Technology owned by Sellers or any of the Subsidiaries.

“Shareholder Documents” means this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Shareholder in connection with the consummation of the Transaction.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by any Seller; or (ii) Sellers are entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person. For all purposes of this Agreement, prior to the closing of the sale of New Jebel Ali, Sealweld Jebel Ali shall be deemed to be a Subsidiary of Sealweld Canada, unless the context requires otherwise.

“Tax” or “Taxes” means (i) any federal, provincial, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital,

sales, use, ad valorem, value added, harmonized sales, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, health, employee health, payroll, workers’ compensation, education, excise, severance, stamp, occupation, property, escheat and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any Liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“Taxing Authority” means the IRS, the Canada Revenue Agency, and any other Governmental Body responsible for the administration of any Tax.

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1 and the regulations thereunder, as amended from time to time.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, notices, form, designations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Sellers, any of the Acquired Subsidiaries, or any of their Affiliates.

“Technology” means, collectively, Software, information, designs, source code, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings and registered domain names, website pages and other website development, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Transaction Expenses” means all of the costs and expenses of any of Sellers, Acquired Subsidiaries or Shareholder payable in connection with the Transactions, including fees and expenses of counsel, advisors, brokers, investment banks, accountants, actuaries and experts engaged by or on behalf of any Seller, Acquired Subsidiary or Shareholder.

“Transactions” means the acquisition of the Purchased Assets by Purchasers pursuant to the Asset Transfers and the other transactions contemplated by this Agreement, the FZE Asset Purchase Agreement, the Seller Documents, the Shareholder Documents, the Purchaser Documents or any other agreement or document contemplated to be delivered pursuant to this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

2003 Stock	2.3
2003 Stock Transfer	2.3
Abu Dhabi Purchaser Price	2.4
Abu Dhabi Stock	2.3
Abu Dhabi Stock Transfer	2.3
Acquired Stock	2.3
Agreement	Introductory Paragraph
Arbiter	3.3(b)(iii)
Asset Transfer	2.3
Assumed Liabilities	2.7
Balance Sheet	5.7(a)
Balance Sheet Date	5.7(a)
Cap	9.4(b)
Canadian Asset Transfer	2.1
Canadian Assumed Liabilities	2.6
Canadian Purchased Assets	2.1
Canadian Purchased Contracts	2.1(g)
Casualty	11.2(b)
Casualty Proceeds	11.2(b)
Chisholm	Introductory Paragraph
Chisholm Shares	5.4(a)
Closing	2.10
Closing Balance Sheet	3.3(b)(ii)
Closing Date	2.10
Closing Working Capital	3.3(b)(i)
Closing Working Capital Statement	3.3(b)(ii)
Commitment	11.1(a)
Companies	Recitals
Condemnation	11.2(a)
Condemnation Proceeds	11.2(a)
Consulting Agreement	2.12(e)
Deductible	9.4(a)
Documents	2.1(h)
Effective Time	2.10
Estimated Closing Balance Sheet	3.3(a)(i)
Estimated Closing Working Capital	3.3(a)(i)
Estimated Closing Working Capital Excess	3.3(a)(ii)
Estimated Closing Working Capital Shortfall	3.3(a)(ii)
Escrow Agent	9.5
Escrow Agreement	9.5
Excluded Assets	2.3
Excluded Liabilities	2.8

Term	Section

Excluded Employee	7.15(b)
Existing Surveys	11.1(a)
Financial Statements	5.7(a)
Financing	7.1
FIRPTA Affidavit	2.12(i)
FZE	Recitals
FZE Asset Purchase Agreement	2.12(d)
FZE Asset Transfer	2.2
FZE Assumed Liabilities	2.7
FZE Purchased Assets	2.2
FZE Purchased Contracts	2.2(c)
General Conveyance	2.12(c)
General Survival Period	9.1
Included Current Assets	3.3(b)(i)
Included Current Liabilities	3.3(b)(i)
Indemnity Escrow Amount	9.5
Jebel Ali Stock	2.4
Jebel Ali Stock Transfer	2.4
KMG	Introductory Paragraph
KMG ILC	Introductory Paragraph
KMG Luxembourg	Introductory Paragraph
Loss or Losses	9.2(a)
Major Casualty Event	11.2(b)
Major Condemnation Event	11.2(a)
Material Contracts	5.15(a)
New Jebel Ali	Recitals
Nonassignable Assets	2.9(b)
Noncompetition and Nonsolicitation Agreements	2.12(j)
Notice of Cure	11.1(d)
Notice of Objection	11.1(c)
OHS	5.17(g)
Owned Property or Owned Properties	5.12(a)
Permitted Exceptions	11.1(b)
Personal Property Leases	5.13(b)
Purchase Price	3.1
Purchase Price Allocation Statement	3.4(a)
Purchased Assets	2.3
Purchased Contracts	2.2(c)
Purchasers	Introductory Paragraph
Purchaser Documents	6.2
Purchasers’ Environmental Assessment	7.10(a)
Purchaser Indemnified Parties	9.2(a)
Qualified Plan	5.16(b)
Real Property Lease or Real Property Leases	5.12(a)
Related Persons	5.23

Term	Section

Reply Period	11.1(d)
Sealweld 2003	Recitals
Sealweld Abu Dhabi	Recitals
Sealweld Canada	Introductory Paragraph
Sealweld Jebel Ali	Recitals
Sealweld Shares	5.4(a)
Sealweld Texas	Recitals
Seller or Sellers	Introductory Paragraph
Seller Documents	5.2
Seller Marks	7.9
Seller Permits	5.19(b)
Seller Property or Seller Properties	5.12(a)
Shareholder	Introductory Paragraph
Shareholder Indemnified Parties	9.2(b)
Shares	5.4(a)
Stock Transfer	2.3
Straddle Period	9.6(c)
Survey	11.1(a)
Survival Period	9.1
Target Working Capital	3.3(a)(ii)
Third Party Claim	9.3(b)
Title Company	11.1(a)
Title Documents	11.1(a)
Transferred Employee	7.15(a)
Transferred Information	7.14
Unresolved Claims	9.5

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Exhibits/Schedules. All Exhibits and Schedules annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other documents contemplated by the Transactions and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the other documents contemplated by the Transactions shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or any provision of any other document contemplated by the Transactions.

Article II

SALE OF ASSETS

2.1 Sale of Canadian Assets. Subject to the terms and conditions of this Agreement, including, the representations, warranties, covenants and agreements contained herein, at the Closing, each Company shall transfer, assign, convey and deliver to (the “Canadian Asset Transfer”) KMG ILC all of such Company’s right, title and interest in, to and under the Canadian Purchased Assets, free and clear of all Liens except for Permitted Exceptions (and KMG ILC shall assume the Canadian Assumed Liabilities as provided in Section 2.6) in exchange for the Purchase Price allocated to the Canadian Purchased Assets. The “Canadian Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of each Company, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of such Company (other than the Excluded Assets, the Abu Dhabi Stock, and the 2003 Stock), insofar as they pertain to the foregoing, including each of the following assets:

(a) all accounts receivable other than Excluded Accounts Receivable;

(b) all Inventory owned by the Companies;

(c) all tangible personal property, including furniture, fixtures, furnishings, machinery, tools, equipment, vehicles, rolling stock, leasehold improvements, and other tangible personal property of every kind owned or leased by such Company in the conduct of the Business (wherever located, including customer locations), including all artwork, desks, chairs, tables, computer and computer-related hardware, file servers, facsimile servers, scanners, color printers, laser printers and networks, copiers, telephone lines and numbers, fax machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, together with any maintenance records and other documents relating thereto;

(d) all deposits (including customer deposits and security for rent, electricity, telephone or otherwise), claims for refunds, prepaid charges and expenses, including any prepaid rent, rights of offset in respect thereof and all retentions or holdbacks of such Company;

(e) all rights of such Company under each Personal Property Lease and Real Property Lease, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(f) Intellectual Property and Intellectual Property Licenses;

(g) all rights under Contracts, including the employment agreement and all claims or causes of action with respect to Contracts (the “Purchased Contracts”);

(h) all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business, in each case whether or not in electronic form (“Documents”), including Documents relating to products, services, marketing, advertising, promotional materials, Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information) (to the extent permitted by applicable Law), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (e) above, except for any personal communications from or to Shareholder that are unrelated to the Business or that pertain to any Excluded Asset or Excluded Liability;

(i) all Permits used by such Company (which includes all Permits necessary to conduct the Business as currently conducted) and all rights, and incidents of interest therein;

(j) all rights of such Company under non-disclosure or confidentiality, non-compete, non-solicitation agreements, assignment agreements or similar agreements with Former Employees, Employees and agents of such Company or with third parties;

(k) all rights of such Company under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to such Company or to the extent affecting any Canadian Purchased Assets;

(l) all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds;

(m) all claims, counterclaims, causes of action, rights or recourse of such Company against third parties relating to the Canadian Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(n) all Owned Property and Improvements; and

(o) all goodwill and other intangible assets, including the goodwill associated with the Canadian Purchased Assets, which includes the exclusive right of the Purchasers to (i) represent themselves as carrying on the Business in continuation of and in succession to the Sellers, and (ii) use any words indicating that the Business is so carried on, including all of the Sellers’ right, title and interest in and to the name “Sealweld”, or any variation of it, together with the rights, if any, to telephone and facsimile numbers and internet domain names used in connection with the Business.

2.2 Sale of FZE Assets. Subject to the terms and conditions of this Agreement, including, without limitation, the representations, warranties, covenants and agreements contained herein, at the Closing, FZE shall transfer, assign, convey and deliver to (the “FZE Asset Transfer”) KMG ILC all of FZE’s right, title and interest in, to and under the FZE Purchased Assets, free and clear of all Liens except for Permitted Exceptions (and KMG ILC shall assume the FZE Assumed Liabilities as provided in Section 2.7) in exchange for the Purchase Price allocated to the FZE Purchased Assets. The “FZE Purchased Assets” shall mean each of the following assets:

(a) all accounts receivable other than Excluded Accounts Receivable;

(b) all Inventory owned by FZE;

(c) all rights under Contracts, including all claims or causes of action with respect to Contracts (the “FZE Purchased Contracts” and, together with the Canadian Purchased Contracts, the “Purchased Contracts”);

(d) all tangible personal property, including furniture, fixtures, furnishings, machinery, tools, equipment, vehicles, rolling stock, leasehold improvements, and other tangible personal property of every kind owned or leased by FZE in the conduct of the Business (wherever located, including customer locations), including all artwork, desks, chairs, tables, computer and computer-related hardware, file servers, facsimile servers, scanners, color printers, laser printers and networks, copiers, telephone lines and numbers, fax machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, together with any maintenance records and other documents relating thereto;

(e) all Documents, including Documents relating to products, services, marketing, advertising, promotional materials, Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information) (to the extent permitted by applicable Law), supplier lists, records, literature and correspondence;

(f) Intellectual Property and Intellectual Property Licenses, including customer lists.

(g) all goodwill and other intangible assets, including the goodwill associated with the FZE Purchased Assets.

2.3 Sale of 2003 Stock. Subject to the terms and conditions of this Agreement, including, the representations, warranties, covenants and agreements of contained herein, at the Closing, Sealweld Canada shall transfer, assign, convey and deliver to KMG all of the capital stock of Sealweld 2003 (the “2003 Stock” and, together with the Jebel Ali Stock, the Abu Dhabi Stock, the FZE Purchased Assets and the Canadian Purchased Assets, the “Purchased Assets”) in exchange for that portion of the Purchase Price allocated to the 2003 Stock (such transaction to be referred to as the “2003 Stock Transfer” and, together with the New Jebel Ali Stock Transfer and the Abu Dhabi Stock Transfer, the Canadian Asset Transfer and the FZE Asset Transfer, the “Asset Transfers”) in exchange for that portion of the Purchase Price allocated to the 2003 Stock.

2.4 Sale of  New Jebel Ali and Sealweld Abu Dhabi. Subject to the terms and conditions of this Agreement, including, the representations, warranties, covenants and agreements of contained herein and the further terms and conditions set forth on Exhibit G, at the times set forth in Exhibit G, Sealweld Canada shall transfer, assign, convey and deliver to KMG Luxembourg (a) all of the capital stock of Sealweld Abu Dhabi owned by Sealweld Canada along with control over any stock of Sealweld Abu Dhabi not owned by Sealweld Canada (such transaction to be referred to as the “Abu Dhabi Stock Transfer”) and (b) all of the capital stock of New Jebel Ali (the “Jebel Ali Stock”) (such transaction to be referred to as the “Jebel Ali Stock Transfer”).

2.5 Excluded Assets.Nothing herein contained shall be deemed to contribute, transfer, assign or convey the Excluded Assets to Purchasers, and each Seller shall retain all of its right, title and interest to, in and under the Excluded Assets. The “Excluded Assets” shall mean each of the following assets:

(a) Sellers’ Bank Accounts and cash in any of any of Sellers’ Bank Accounts, including any cash payable to such Seller as Purchase Price;

(b) all minute books, organizational documents, stock registers and such other books and records of such Seller as they pertain to the ownership, organization or existence of such Seller and duplicate copies of such records as are necessary to enable such Seller to file tax returns and reports;

(c) any tax returns, financial statements and supporting documentation and workpapers, any tax attributes including, without limitation, any net operating loss carryovers and any tax refunds to which such Seller is or may be due;

(d) all rights of such Seller under this Agreement;

(e) the capital stock of Sealweld FZE;

(f) those items listed on Schedule 2.5; and

(g) all insurance contracts;

(h) the Excluded Accounts Receivable.

2.6 Assumption of Canadian Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, KMG ILC shall assume, effective as of the Closing, only the following liabilities of the Companies (collectively, the “Canadian Assumed Liabilities”):

(a) all duties and obligations of the Companies under the Canadian Purchased Contracts (including capital leases) that arise out of or relate to the period from and after the Effective Time (excluding any duties or obligations of the Companies that relate to or arise from any breach or default that occurred prior to the Effective Time);

(b) all trade accounts payable of the Companies incurred in the Ordinary Course of Business and included in the calculation of Closing Working Capital;

(c) all Assumed Environmental Liabilities relating to the Canadian Purchased Assets;

(d) all Liabilities with respect to the Companies’ Plans that arise after the Effective Time;

(e) all Liabilities with respect to severance and vacation benefits of the Transferred Employees employed by the Companies, as further described in Section 7.15; and

(f) other Liabilities listed on Schedule 2.6.

2.7 Assumption of FZE Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, KMG ILC shall assume, effective as of the Closing, only the following liabilities of Sealweld FZE (collectively, the “FZE Assumed Liabilities” and collectively with the Canadian Assumed Liabilities, the “Assumed Liabilities”):

(a) all duties and obligations of FZE under the FZE Purchased Contracts (including capital leases) that arise out of or relate to the period from and after the Effective Time (excluding any duties or obligations of FZE that relate to or arise from any breach or default that occurred prior to the Effective Time);

(b) all trade accounts payable of Sealweld FZE incurred in the Ordinary Course of Business and included in the calculation of Closing Working Capital; and

(c) other Liabilities listed on Schedule 2.7.

2.8 Excluded Liabilities. Notwithstanding any provision herein to the contrary, Purchasers shall not assume, succeed to, be liable for, be subject to, or be obligated for, nor shall the Purchased Assets be subject to, any Excluded Liabilities. Sellers shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of any Seller or Acquired Subsidiary arising out of, relating to or otherwise in respect of the Business on or before the Effective Time other than the Assumed Liabilities, including but not limited to, the following:

(a) Any Liability for, arising from or relating to any and all Taxes (except Taxes prorated in accordance with Section 9.6), including, without limitation, (A) Taxes of such Seller or Acquired Subsidiary arising as a result of such Seller’s or Acquired Subsidiary’s operation of the Business or use or ownership of the Purchased Assets on or prior to the Effective Time, (B) Taxes arising as a result of the sale or purchase of any goods or services on or prior to the Effective Time, and (C) any deferred Taxes of any nature;

(b) Any Liability of such Seller or Acquired Subsidiary under, arising from or relating to any Indebtedness of any Person, other than any capital leases to be assumed as part of the Assumed Liabilities;

(c) Any Liability of such Seller or Acquired Subsidiary (including indemnification and other contingent obligations) arising from or relating to acts, events or omissions by any Person or circumstances or conditions existing at or prior to the Effective Time;

(d) Any Liability of such Seller or Acquired Subsidiary arising out of any violation by such Seller or Acquired Subsidiary of, or default by such Seller or Acquired Subsidiary under, any Law prior to the Effective Time, or any remedial obligation under any Law;

(e) Any Liability of such Seller or Acquired Subsidiary to any employee, agent, officer, director, consultant, contractor or other Person as to any (i) salary, bonus, commission, overtime, severance or other termination pay or benefits or other compensation with respect to the period before the Effective Time, (ii) benefits arising out of or in connection with any Plan of such Seller with respect to the period before the Effective Time, including but not limited to, liabilities or obligations for medical, dental, vision, travel, accident, accidental death or dismemberment and life insurance expenses and employee post-retirement life insurance or health care benefits (irrespective of the time at which claims are presented), (iii) any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment compensation, workers’ compensation or any other claim relating to the terms and conditions of employment that relate to the period before the Effective Time, irrespective of whether such claims are made prior to or after the Effective Time, (iv) any employment-related claims, penalties and assessments in respect of the Business arising prior to the Effective Time, or (v) other Transaction Expenses payable to any Excluded Employee and sale bonuses;

(f) Any Liability of such Seller arising from or relating to products or services sold or provided by such Seller prior to the Effective Time, defects or failure to meet specifications in products or services sold or provided by such Seller prior to the Effective Time, or any Liability of such Seller in respect of any express or implied representation, warranty, condition, agreement or guaranty made (or claimed to have been made) by such Seller or Liability imposed or asserted to be imposed by operation of law, including products liability, any implied warranty or implied condition, as regards any products or services sold or provided by such Seller prior to the Effective Time;

(g) all Liabilities arising out of, under or in connection with Excluded Contracts and, with respect to Purchased Contracts, Liabilities for such Seller’s performance of the Purchased Contracts prior to the Effective Time and Liabilities in respect of any breach by or default of such Seller accruing under such Purchased Contracts with respect to, or relating to, any period prior to the Effective Time, or based upon, relating to or arising out of events, actions, or failures to act prior to the Effective Time;

(h) all Liabilities in respect of any Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the Business accruing with respect to, or relating to, any period prior to the Effective Time or based upon, relating to or arising out of events, actions, or failures to act prior to the Effective Time, or (ii) any Excluded Asset or Excluded Contract;

(i) the Transaction Expenses; and

(j) all Retained Environmental Liabilities.

2.9 Further Conveyances and Assumptions: Consent of Third Parties.

(a) From time to time following the Closing, each Seller and each Purchaser shall execute, acknowledge and deliver all such further discharges, conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, including making filings with the United States Patent and Trademark Office or the land titles office of Alberta or foreign ownership of land administration office of Alberta, as may be necessary or appropriate to assure fully to such Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to such Purchaser under this Agreement and to assure fully to such Seller and its successors and assigns, the assumption of the liabilities and obligations intended to be assumed by such Purchaser under this Agreement, and to otherwise make effective the Transactions. From time to time following the Closing, each Seller shall work to procure all instruments and documents necessary to cancel all outstanding credit accounts and release any and all Liens other than Permitted Exceptions, including payoff letters, appropriate UCC financing statement amendments (termination statements) on the Purchased Assets.

(b) Nothing in this Agreement nor the consummation of the Transactions shall be construed as an attempt or agreement to contribute or assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Effective Time, by each Seller in trust for Purchasers and the covenants and obligations thereunder shall be performed by Purchasers in such Seller’s name and all benefits and obligations existing thereunder shall be for such Purchaser’s account. Each Seller shall take or cause to be taken at the appropriate Purchaser’s expense such actions in its name or otherwise as such Purchaser may reasonably request so as to provide such Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and such Seller shall promptly pay over to such Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Effective Time, each Seller authorizes each Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at such Purchaser’s expense, to perform all the obligations and receive all the benefits of such Seller under the Nonassignable Assets and appoints such Purchaser its attorney-in-fact to act in its name on its behalf with respect thereto.

2.10 Closing Date. The consummation of the Transactions other than the Jebel Ali Stock Transfer and the Abu Dhabi Stock Transfer (the “Closing”) shall take place at the offices of Haynes and Boone, LLP, located at 1221 McKinney Street, Suite 2100, Houston, Texas 77010 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Central time) on February 1, 2017 or such other date as mutually specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time). The effective time of the Transactions shall be at midnight, Calgary, Alberta time, on the date immediately preceding the Closing Date (the “Effective Time”).

2.11 Deliveries Prior to the Closing Date. No later than three Business Days prior to the Closing Date, Sellers shall deliver to Purchasers copies of the pay-off letters in respect of Indebtedness to be repaid as of the Closing and the certificate setting forth an estimate of Indebtedness (other than capital leases), pursuant to Section 7.12.

2.12 Seller and Shareholder Deliveries on the Closing Date. At the Closing, Shareholder shall deliver or cause Sellers to deliver, as applicable, to Purchasers:

(a) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Sellers certifying that attached thereto are true and complete copies of (i) the articles of incorporation of such Seller (certified by the Registrar of Corporations of the Province of Alberta, Canada, or the governing authority of the Sharjah Airport International Free Zone, United Arab Emirates, as applicable, as of a date no more than twenty days prior to the Closing Date), (ii) the bylaws of such Seller, (iii) all resolutions adopted by the board of directors and shareholders of such Seller authorizing the execution, delivery and performance of this Agreement, the other documents contemplated by the Transactions, and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, and (iv) the incumbency of the officers executing documents or instruments on behalf of each Seller;

(b) copies of the notices and releases from Related Persons, pursuant to Section 7.10;

(c) a General Conveyance in the form of Exhibit B (“General Conveyance”) duly executed by each Company providing for the transfer of the Canadian Purchased Assets to KMG ILC and such other deeds, conveyances, assurances, transfers, discharges, releases and assignments and any other instruments necessary or reasonably required to transfer the Canadian Purchased Assets to KMG ILC with a good (and in the case of the Owned Properties, marketable) title, free and clear of all Liens other than Permitted Exceptions; and

(d) an Asset Purchase Agreement in the form of Exhibit C (“FZE Asset Purchase Agreement”) duly executed by FZE providing for the purchase of the FZE Purchased Assets by KMG ILC; and

(e) a Consulting Agreement in the form of Exhibit D (“Consulting Agreement”) duly executed by Dean Chisholm; and

(f) certificates of good standing dated not more than twenty Business Days prior to the Closing Date with respect to each of Sellers and the Subsidiaries issued by each jurisdiction in which any of Sellers or any Subsidiary is formed, carries on or is qualified to do business as a foreign entity;

(g) copies of all instruments and documents necessary to release any and all Liens other than Permitted Exceptions, including payoff letters, appropriate UCC financing statement amendments (termination statements);

(h) the certificate indicating the amount of Indebtedness to be repaid as of the Closing, pursuant to Section 7.12;

(i) an affidavit from the authorized representative of each Seller that states that none of the Purchased Assets is a “United States real property interest” within the meaning of Section 897(c) of the Code (a “FIRPTA Affidavit”);

(j) Noncompetition and Nonsolicitation Agreements in substantially the form of Exhibit A hereto (the “Noncompetition and Nonsolicitation Agreements”) executed by Sellers, FZE, Shareholder and the persons listed on Schedule 8.1(i) as of the Closing;

(k) the certificate contemplated by Section 8.1(e);

(l) one or more documents of conveyance of all of the rights to the patent application for the “Mongoose” valve, free and clear of any royalty obligations to Shareholder or Sellers, to KMG ILC;

(m) Sellers shall have delivered, or caused to be delivered, to Purchasers certificates of title for any automobiles, vehicles, rolling stock or, other applicable Purchased Assets, duly endorsed to Purchasers;

(n) the corporate records of each of the Acquired Subsidiaries including: (i) all constating documents and by-laws, (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees), and (iii) the share certificate books, securities register, register of transfers and register of directors;

(o) in the case of each of Sealweld Canada and Chisholm, a unanimous resolution of its shareholders approving the sale of all or substantially of its assets, as required under applicable corporate Law;

(p) an Escrow Agreement in the form of Exhibit E duly executed by Sealweld Canada; and

(q) share certificates of Sealweld 2003 representing all of the issued and outstanding capital stock of Sealweld 2003, duly endorsed for transfer to KMG;

(r) a Transition Services Agreement in the form of Exhibit F (the “Transition Services Agreement”) duly executed by the Sellers;

(s) evidence of cancellation of the lease between Chisholm and Sealweld Canada; and

(t) such other documents as Purchasers shall reasonably request.

2.13 Purchasers Deliveries on the Closing Date. At the Closing, Purchasers shall deliver to Sellers:

(a) the Purchase Price, as adjusted pursuant to Section 3.3;

(b) the General Conveyance executed by KMG ILC as of the Closing Date;

(c) the FZE Asset Purchase Agreement executed by KMG ILC as of the Closing Date;

(d) the Consulting Agreement executed by KMG ILC as of the Closing Date; and

(e) the Noncompetition and Nonsolicitation Agreements executed by KMG ILC as of the Closing Date;

(f) an Escrow Agreement in the form of Exhibit E duly executed by KMG ILC; and

(g) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of each Purchaser certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of such Purchaser authorizing the execution, delivery and performance of this Agreement, the other documents contemplated by the Transactions, and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, and (ii) the incumbency of the officers executing documents or instruments on behalf of such Purchaser;

(h) the Transition Services Agreement duly executed by KMG ILC; and

(i) such other documents as Sellers shall reasonably request.

Article III

PURCHASE PRICE

3.1 Purchase Price. The aggregate consideration for the purchase and sale of the Purchased Assets shall be $23,000,000.00 in cash, subject to adjustment as provided in Section 3.3 (the “Purchase Price”).

3.2 Payment of Purchase Price. On the Closing Date, Purchasers shall pay the Purchase Price, less the Indemnity Escrow Amount, less the amounts of any Indebtedness (other than capital leases) disclosed pursuant to Section 7.12 to Sellers, and less the $200,000 to be paid for the Abu Dhabi Stock plus the Jebel Ali Stock, by wire transfer of immediately available funds into an account or accounts designated by Sellers in writing not fewer than three Business Days prior to the Closing Date. Schedule 3.2 sets forth the allocation of the payment of the Purchase Price among Sellers.

3.3 Purchase Price Adjustment.

(a) Closing Date Purchase Price Adjustment.

(i) Not later than three Business Days prior to the Closing Date, Sellers shall provide Purchasers with an estimated consolidated balance sheet of each of Sellers and the Acquired Subsidiaries at the Effective Time (the “Estimated Closing Balance Sheet”) and a statement of the estimated Closing Working Capital (as defined in Section 3.3(b)(i) below), derived from the Estimated Closing Balance Sheet (“Estimated Closing Working Capital”). The Estimated Closing Balance Sheet and Estimated Closing Working Capital shall be prepared by Sellers in accordance with GAAP.

(ii) If Estimated Closing Working Capital is less than Target Working Capital, then the Purchase Price to be paid at the Closing will be decreased by the positive difference between Estimated Closing Working Capital and Target Working Capital (the “Estimated Closing Working Capital Shortfall”). If Estimated Closing Working Capital is greater than Target Working Capital, then the Purchase Price to be paid at the Closing will be increased by the positive difference between Estimated Closing Working Capital and Target Working Capital (the “Estimated Closing Working Capital Excess”). “Target Working Capital” shall be $6,200,000.

(iii) Purchasers shall not assume any Indebtedness of Sellers or the Acquired Subsidiaries, except for any capital leases included in the Assumed Liabilities.

(iv) Any changes in the Purchase Price required by this Section 3.3(a), shall be allocated among Sellers as set forth on Schedule 3.3(a).

(b) Post-Closing Date Purchase Price Adjustment.

(i) Following the Closing, the Purchase Price shall be adjusted as provided in this Section 3.3(b) to reflect the difference between Closing Working Capital and Estimated Closing Working Capital. “Closing Working Capital” means (A) the consolidated Included

Current Assets of Sellers and the Acquired Subsidiaries, less (B) the consolidated Included Current Liabilities of Sellers and the Acquired Subsidiaries, determined as of the Effective Time. “Included Current Assets” means accounts receivable (but excluding any Segregated Accounts Receivable), Inventory owned by the Sellers, deposits, prepaid expenses, and other current assets determined in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Sellers’ Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end, but excluding Excluded Assets and deferred tax assets and receivables from any Subsidiary. “Included Current Liabilities” means accounts payable and accrued expenses and other current liabilities determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Sellers’ Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end, but excluding Excluded Liabilities, payables to any Subsidiary and that portion of Indebtedness paid at closing and deducted from the Purchase Price pursuant to Section 3.3(a)(iii).

(ii) Within sixty (60) days after the Closing Date, Purchasers shall cause to be prepared and delivered to Sealweld Canada a consolidated balance sheet of Sellers and the Acquired Subsidiaries as of the Effective Time (the “Closing Balance Sheet”) and a statement of Closing Working Capital derived from the Closing Balance Sheet (the “Closing Working Capital Statement”). The Closing Balance Sheet and the Closing Working Capital Statement shall be prepared in accordance with the same method by which the Estimated Closing Working capital was prepared.

(iii) The Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon) delivered by Purchasers to Sealweld Canada shall be conclusive and binding upon the parties unless Sealweld Canada, within 30 days after delivery to Sealweld Canada of the Closing Balance Sheet and the Closing Working Capital Statement, notifies Purchasers in writing that Sealweld Canada disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within 20 days after notice is given by Sealweld Canada to Purchasers pursuant to the second preceding sentence, the parties shall submit the dispute to a partner at an internationally recognized independent accounting firm which is mutually agreeable to the parties (the “Arbiter”) for resolution. If the parties cannot agree on the selection of a partner at an independent accounting firm to act as Arbiter, then, on application by Sealweld Canada or a Purchaser, a judge of the Court of Queen’s Bench of Alberta shall appoint the arbiter. Promptly, but no later than 30 days after acceptance of his or her appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchasers and Sealweld Canada, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Working Capital which shall be conclusive and binding on the parties. All proceedings conducted by the Arbiter shall take place in Calgary, Alberta. In resolving any disputed item, the Arbiter shall be bound by the provisions of this Section 3.3 and may not assign a value to any item greater than the greatest value for such items claimed by any party or less than the smallest value for such items claimed by any party. The fees, costs and expenses of the Arbiter shall be paid equally by Purchasers and Sealweld Canada.

(iv) Upon final determination of Closing Working Capital as provided in Section 3.3(b)(iii) above, (A) if Closing Working Capital is greater than Estimated Closing Working Capital, Purchasers shall pay to Sealweld Canada, in the manner provided in Section 3.3(b)(v) below, the amount of such excess as an adjustment to the Purchase Price, and (B) if Estimated Closing Working Capital is greater than Closing Working Capital, Sealweld Canada shall pay to Purchasers, in the manner provided in Section 3.3(b)(v) below, the amount of such excess as an adjustment to the Purchase Price.

(v) Any payment pursuant to Section 3.3(b)(iv) above shall be made at a mutually convenient time and place within three Business Days after Closing Working Capital has been determined by wire transfer by Purchasers or Sealweld Canada, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party.

(vi) In addition to any payments made pursuant to Section 3.3(b)(iv) above, Purchasers shall pay to Sealweld Canada the amount of any Segregated Accounts Receivable for which payment is received by the Purchasers following the Closing Date in accordance with the terms set forth in Exhibit H.

(c) Any portions of the Indebtedness paid at Closing, Included Current Assets or Included Current Liabilities that are not originally reflected in the books and records of the Sellers or the Acquired Subsidiaries in Canadian dollars shall be converted to Canadian dollars for purposes of calculating any adjustments to the Purchase Price pursuant to this Section 3.3 at the exchange rate cited in Bloomberg.com between the applicable foreign currency and the Canadian dollar at the Effective Time.

3.4 Purchase Price Allocation.

(a) Within sixty (60) days following the Closing, Purchaser shall deliver to Sealweld Canada a statement allocating the Purchase Price plus other amounts treated as consideration for tax purposes among the Purchased Assets (the “Purchase Price Allocation Statement”).  Purchaser and Sealweld Canada shall agree in good faith to revisions to the Purchase Price Allocation Statement to reflect any purchase price adjustments.  In the event that Purchaser and Sealweld Canada are unable to agree on the Purchase Price Allocation Statement within thirty (30) days following Purchaser’s delivery of such statement to Sealweld Canada, Purchaser and Sealweld Canada shall submit such dispute to the Arbiter to be resolved in accordance with the provisions of Section 3.4(b) below.  All Tax Returns and reports filed by Purchaser and Sealweld Canada shall be prepared consistently with such allocation (as revised in accordance with this Section 3.4(a)).

(b) If Purchaser and Sealweld Canada are unable to reach an agreement with respect to the Purchase Price Allocation Statement within thirty (30) days following Purchaser’s delivery of such statement to Sealweld Canada, they shall promptly thereafter cause an Arbiter selected in the manner set forth in Section 3.3(b) to review this Agreement and the disputed items or amounts contained in the Purchase Price Allocation Statement (it being understood that in making such calculation, the Arbiter shall be functioning as an expert and not as an arbitrator).  In making such calculation, the Arbiter shall consider only those items or amounts in the Purchase Price Allocation Statement and Purchaser’s calculation of such allocations as to which Sealweld Canada have disagreed.  The Arbiter shall deliver to Purchaser and Sealweld Canada, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Arbiter), a report setting forth such calculation.  Such report shall be final and binding upon Purchaser and Sealweld Canada.  The fees, costs and expenses of the Arbiter’s review and report shall be allocated to and borne by Purchaser and Sealweld Canada based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter.

3.5 Proration of Certain Expenses. Except as otherwise provided in Section 9.6 with respect to Taxes, all expenses and other payments in respect of the Seller Properties, including all rents and other payments (including utilities, insurance and any prepaid amounts) due under the Real Property Leases and any other leases constituting part of the Purchased Assets, shall be prorated between Sellers, on the one hand, and Purchasers, on the other hand, as of the Effective Time. Sellers shall be responsible for all payments with respect to Seller Properties, including rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the Real Property Leases or any such other leases up to and including the Effective Time. Purchasers shall be responsible for all payments with respect to Seller Properties, including rents, charges and other payments accruing during any period under the Real Property Leases or any such other leases after the Effective Time. Prior to the finalization of the Closing Balance Sheet, each Purchaser shall pay the full amount of any invoices received by it and Seller’s share of such expenses shall be accounted for in the Closing Balance Sheet. After the Closing Balance Sheet has been finalized, each Purchaser shall pay the full amount of any invoices received by it and shall submit a request for reimbursement to the appropriate Seller for such Seller’s share of such expenses and such Seller shall pay the full amount of any invoices received by it and the appropriate Purchaser shall reimburse such Seller for such Purchasers’ share of such expenses.

Article IV

REPRESENTATIONS AND WARRANTIES RELATING TO SHAREHOLDER

Shareholder hereby represents and warrants to Purchasers that:

4.1 Authorization of Agreement. Shareholder is an individual residing in British Columbia, Canada. The execution, delivery and performance of this Agreement and each of the Shareholder Documents, and the consummation of the Transactions, has been duly authorized and approved by all required action on the part of the shareholders of the Sellers. This Agreement has been, and each of the Shareholder Documents will be at or prior to the Closing, duly and validly executed and delivered by Shareholder and (assuming due authorization, execution and delivery by Purchasers) this Agreement constitutes, and each of the Shareholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with its terms.

4.2 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Shareholder of this Agreement or the Shareholder Documents, the consummation of the Transactions, or compliance by Shareholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) any Contract, or Permit to which Shareholder is a party or by which any of the properties or assets of Shareholder are bound; (ii) any Order of any Governmental Body applicable to Shareholder or by which any of the properties or assets of Shareholder are bound; or (iii) any applicable Law.

(b) Except as set forth on Schedule 4.2(b) or on Exhibit G, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Shareholder in connection with the execution and delivery of this Agreement, the Shareholder Documents, the compliance by Shareholder with any of the provisions hereof, or the consummation of the Transactions.

Article V

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Sellers and Shareholder hereby jointly and severally represent and warrant to Purchasers that:

5.1 Organization and Good Standing. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the province of Alberta, Canada or the Sharjah Airport International Free Zone, United Arab Emirates, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now conducted and as currently proposed to be conducted. Except as set forth on Schedule 5.1, no Seller is or is required as a result of the conduct of their Business or the ownership of their respective properties to be qualified or authorized to do business as a foreign entity in any other jurisdiction.

5.2 Authorization of Agreement. Each Seller has all requisite corporate power and authority and has taken all corporate action to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller, respectively, in connection with the Transactions (collectively, the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Seller Documents, and the consummation of the Transactions, have been duly authorized and approved by all requisite action on the part of each Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller, as applicable, and (subject to due authorization, execution and delivery by

Purchasers) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Sellers, enforceable against each Seller in accordance with their respective terms, subject to applicable Laws.

5.3 Conflicts; Consents of Third Parties. (a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by Sellers of this Agreement or the Seller Documents, the consummation of the Transactions, or compliance by Sellers with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Sellers to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Sellers or any Acquired Subsidiary under any provision of (i) the Articles of Incorporation and Bylaws or comparable organizational documents of Sellers or any Acquired Subsidiary; (ii) any Contract or Permit to which any Seller or any Acquired Subsidiary is a party or by which any of the properties or assets of Sellers or any Subsidiary are bound; (iii) any Order applicable to any Seller or any Subsidiary or any of the properties or assets of Sellers or any Subsidiary; or (iv) any applicable Law.

(b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller or any Acquired Subsidiary in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by Sellers with any of the provisions hereof and thereof, or the consummation of the Transactions, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of Sellers or any Subsidiary.

5.4 Capitalization. (a) The issued and outstanding equity interests of Chisholm consist solely of shares that are owned by Shareholder, Chisholm Asset Corporation and the Chisholm Family Trust (the “Chisholm Shares”); and the issued and outstanding equity interests of Sealweld Canada consist solely of shares that are owned by Shareholder, Chisholm Asset Corporation and the Chisholm Family Trust (the “Sealweld Shares” and collectively with the Chisholm Shares, the “Shares”). All of the Shares have been duly authorized for issuance and are validly issued, fully paid and non-assessable, were issued in compliance with all applicable Laws including applicable securities Laws and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.

(b) Except as set forth on Schedule 5.4(b), there are no obligations, contingent or otherwise, of Sellers or any Acquired Subsidiary to (i) repurchase, redeem or otherwise acquire any Shares or the capital stock or other equity securities of any Subsidiary, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. Except as set forth on Schedule 5.4(b), there are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to Sellers or any of the Acquired Subsidiaries.

5.5 Acquired Subsidiaries. Schedule 5.5 sets forth the name of each Acquired Subsidiary, and, with respect to each Acquired Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it carries on or is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding as of the date hereof and that will be issued and outstanding as of the Closing Date, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Acquired Subsidiary is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. Each Acquired Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each Acquired Subsidiary are validly issued, fully paid and non-assessable, were issued in compliance with all applicable Laws including applicable securities Laws and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equity interests represented as being owned by Sellers or any of the Acquired Subsidiaries are owned by them free and clear of any and all Liens, except as set forth on Schedule 5.5. No shares of capital stock are held by any Acquired Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract to which any Acquired Subsidiary is a party requiring, and there are no convertible securities of any Acquired Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Acquired Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Acquired Subsidiary. Sellers do not own, directly or indirectly, any capital stock or equity securities of any Person other than the Subsidiaries. Except as set forth on Schedule 5.5, there are no material restrictions on the ability of the Acquired Subsidiaries to make distributions of cash to their respective equity holders.

5.6 Corporate Records.

(a) Sellers have delivered to Purchasers true, correct and complete copies of the Articles of Incorporation and Bylaws or comparable organizational documents of Sellers and each of the Acquired Subsidiaries, in each case as amended and in effect on the date hereof, including all amendments thereto.

(b) The minute books of Sellers and each Acquired Subsidiary previously made available to Purchasers are complete and accurate and contain true, correct and complete records of: (i) all meetings and resolutions adopted by, and accurately reflect all other action of, the stockholders and board of directors (including committees thereof) of Sellers and the Acquired Subsidiaries, all of which have been duly adopted; (ii) the registers of all past or present securities, shareholders and security issuances, redemptions and transfers; and (iii) the registers or directors listing all former and present directors of Sellers, all of whom were properly elected. The stock certificate books, if any, and transfer ledgers of Sellers and the Acquired Subsidiaries previously made available to Purchasers are true, correct and complete. All transfer taxes levied, if any, or payable with respect to all transfers of equity of Sellers and the Acquired Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

5.7 Financial Statements. (a) Sealweld Canada has delivered to Purchasers copies of (i) the unaudited consolidated balance sheets of Sealweld Canada and its Subsidiaries as at August 31, 2014 and 2013 and the related unaudited consolidated statement of income and retained earnings and consolidated statement of cash flows for Sealweld Canada and its Subsidiaries for the twelve-month periods then ended, (ii) the unaudited consolidated balance sheet of Sealweld Canada and its Subsidiaries as at December 31, 2015 and the related unaudited consolidated statement of income and retained earnings and consolidated statement of cash flows for Sealweld Canada and its Subsidiaries for the sixteen-month period then ended, (iii) the unaudited consolidated balance sheet of Sealweld Canada and its Subsidiaries as at July 31, 2016 and the related consolidated income statement of Sealweld Canada and its Subsidiaries for the seven-month period then ended (such statements referred to in subsections (i), (ii) and (iii) immediately above, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct, has been prepared consistently without modification of the accounting principles used in the preparation thereof throughout the periods presented and fairly presents the consolidated financial position, results of operations and cash flows of Sealweld Canada and its Subsidiaries as at the dates and for the periods indicated therein. The unaudited consolidated balance sheet of Sealweld Canada and its Subsidiaries as at July 31, 2016 is referred to herein as the “Balance Sheet” and July 31, 2016 is referred to herein as the “Balance Sheet Date.”

(b) All books, records and accounts of Sellers and the Subsidiaries are accurate and complete and are maintained in all material respects in accordance with standard business practice and all applicable Laws. Sellers and the Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The financial projections and business plan provided by Sellers to Purchasers prior to the date hereof were reasonably prepared on a basis reflecting management’s best estimates, assumptions and judgments, at the time provided to Purchasers, as to the future financial performance of Sellers and the Subsidiaries.

5.8 No Undisclosed Liabilities. No Sellers nor any Acquired Subsidiary has any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Balance Sheet, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date or (iii) that are immaterial to Sellers and the Subsidiaries.

5.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.9, since the Balance Sheet Date (i) Sellers and the Subsidiaries have conducted the Business only in the Ordinary Course of Business, (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect and (iii) no Seller nor any Acquired Subsidiary has

taken any action that would be prohibited by Section 7.2(b) if proposed to be taken by a Seller or any Acquired Subsidiary after the date of this Agreement.

5.10 Taxes. (a) To the Knowledge of Sellers, all Tax Returns required to be filed by or on behalf of each of Sellers, any Acquired Subsidiary and any Affiliated Group of which any Seller or any Acquired Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes payable by or on behalf of each of Sellers, any Acquired Subsidiary and any Affiliated Group of which Sellers or any Acquired Subsidiary is or was a member have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Acquired Subsidiaries have made due and sufficient accruals for such Taxes in the Financial Statements and their respective books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been timely made by or on behalf of Sellers and each Acquired Subsidiary. Sellers and each Acquired Subsidiary have not received any refund for Taxes to which it is not entitled.

(b) Sellers and each Acquired Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c) Purchasers have received complete copies of (i) all federal income Tax Returns of Sellers and the Acquired Subsidiaries relating to the taxable periods since March 31, 2013 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to any Seller or any Acquired Subsidiary.

(d) Schedule 5.10 lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of Sellers or any Acquired Subsidiary, and (ii) all of the jurisdictions that impose such Taxes or with respect to which Sellers or any Acquired Subsidiary have a duty to file such Tax Returns. No claim has been made by a Taxing Authority in a jurisdiction where Sellers or any Acquired Subsidiary do not file Tax Returns such that they are or may be subject to taxation by that jurisdiction.

(e) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, Sellers or any Acquired Subsidiary have been fully paid, and there are no audits or investigations by any Taxing Authority in progress, nor have Sellers or any of the Acquired Subsidiaries received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of Sellers or any Acquired Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f) None of the Purchased Assets constitute a “United States real property interest” within the meaning of Section 897(c) of the Code.

(g) No Seller or Acquired Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(h) There is no Contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchasers, Sellers or any of their respective Affiliates by reason of Section 280G of the Code.

(i) No Seller or Acquired Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j) There are no Liens, other than Liens that are Permitted Exceptions, as a result of any unpaid Taxes upon any of the assets of Sellers or any Acquired Subsidiary.

(k) No Seller or any of the Acquired Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which Sealweld 2003 and Sealweld Texas are members.

(l) There is no taxable income of any Seller or any of the Acquired Subsidiaries that will be required under applicable Tax Law to be reported by Purchasers or any of their Affiliates, including Sellers or any of the Acquired Subsidiaries, for a taxable period beginning at the Effective Time which taxable income was realized (and reflects economic income) arising prior to the Effective Time.

(m) There is no material property or obligation of Sellers, or the Acquired Subsidiaries or any of their Affiliates, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any Governmental Body under any applicable escheatment or unclaimed property laws.

(n) All of the property of Sellers, and the Acquired Subsidiaries that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing authority.

(o) None of the Purchased Assets constitute “taxable Canadian property” within the meaning of the Tax Act.

(p) Each Seller has, in accordance with applicable law, invoiced, collected, withheld, reported and remitted to the appropriate taxing authority (within the time prescribed) all: (i) sales, transfer, use customs, goods and services and other Taxes which are due and payable by each Seller; (ii) withholding, payroll or employment Taxes, employment insurance, Canada Pension Plan and provincial pension plan contributions and other deductions at source as required by applicable law; and (iii) all non-resident withholding Taxes as required by applicable law. Each Seller of Canadian Purchased Assets is a registrant for the purposes of the tax imposed under Part IX of the Excise Tax Act (Canada) with the registration number set forth on Schedule 5.10.

5.11 Title To and Sufficiency of Assets. The only business or activities conducted by Sellers and the Acquired Subsidiaries is the Business. No part of the Business or any of the activities of any Seller or the Acquired Subsidiaries is carried on by any Person other than Sellers or the Subsidiaries. Except for the Permitted Exceptions and as set forth on Schedule 5.11, Sellers and the Acquired Subsidiaries have, and upon the Closing will have, good, valid and marketable title, or a valid leasehold interest in, all assets used in the Business and such assets are sufficient to conduct the Business from and after the Closing without interruption and in the Ordinary Course of Business as it has been conducted prior to the Closing. Except as set forth on Schedule 5.11, (a) Seller and the Subsidiaries have performed all current maintenance and repair obligations for their respective assets pursuant to the terms of the Contracts and have not deferred the performance of any such obligations and (b) their respective assets are in good operating condition and repair, except for normal wear and tear, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance or repairs that are not material.

5.12 Real Property. Schedule 5.12(a) sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee simple by Sellers and the Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased by Sellers and the Subsidiaries (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Seller Property” and collectively as the “Seller Properties”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). Sellers and the Subsidiaries have good and marketable fee simple title and hold legal and beneficial fee simple interest to all Owned Property free and clear of all Liens of any nature whatsoever, except Permitted Exceptions and Liens set forth on Schedule 5.12(a). The Seller Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the Business and which are necessary for the continued operation of the Business as the Business is currently conducted. All of the Seller Properties and buildings, fixtures and improvements thereon (i) are in good operating condition without material structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections, (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses, and (iii) Sellers have adequate rights of ingress and egress into the Sellers Properties for the operation of the Business in the Ordinary Course. None of the improvements located on the Seller Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. Sellers have delivered to Purchasers true, correct and complete copies of (i) all deeds, real property reports, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Seller Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth on Schedule 5.12(a).

Each of Sellers and the Acquired Subsidiaries, as applicable, has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions.

(a) Sellers and the Acquired Subsidiaries have all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Seller Property, and Sellers and the Acquired Subsidiaries have fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(b) There does not exist any actual or, to the Knowledge of Sellers, threatened or contemplated expropriation, condemnation or eminent domain proceedings that affect any Seller Property or any part thereof, and no Seller nor Shareholder or any Subsidiary has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(c) None of Shareholder, Sellers or any Acquired Subsidiary has received any notice from any insurance company that has issued a policy with respect to any Seller Property requiring performance of any structural or other repairs or alterations to such Seller Property.

(d) No Seller nor any Acquired Subsidiary owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

5.13 Tangible Personal Property.

(a) Except as set forth on Schedule 5.13(a), Sellers and the Acquired Subsidiaries have good and marketable title to all of the items of tangible personal property used in the Business (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are in serviceable condition and an acceptable state of maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) Schedule 5.13(b) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $5,000 relating to personal property used in the Business or to which Sellers or any of the Acquired Subsidiaries is a party or by which the properties or assets of Sellers or any of the Acquired Subsidiaries is bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Sellers have delivered to Purchasers true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

5.14 Intellectual Property.

(a) Schedule 5.14(a) sets forth an accurate and complete list of all Internet domain names, Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights included in the Seller Intellectual Property including the jurisdictions in which each such item of Seller Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application number and date, as applicable.

(b) Except as set forth on Schedule 5.14(b), each Seller is the sole and exclusive owner of all right, title and interest in and to all of the Seller Technology and Seller Intellectual Property, including each of the Copyrights in any works of authorship prepared by or for any Seller or any of the Acquired Subsidiaries that resulted from or arose out of any work performed by or on behalf of any Seller or any of its Subsidiaries by Shareholder or any Employee, Former Employee, officer, consultant or contractor of any Seller or any of the Acquired Subsidiaries, in each case, free and clear of all Liens or obligations to others (except for those specified licenses set forth on Schedule 5.14(b)). Sellers have valid and continuing rights to use, sell and license, as the case may be, all other Intellectual Property and Technology related to or used in connection with the Business as the same is used, sold and licensed in such business as presently conducted and proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified licenses set forth on Schedule 5.14(b)).

(c) To the Knowledge of Seller, the Seller Intellectual Property and Seller Technology, the design, development, manufacturing, licensing, marketing, distribution, offer for sale, sale or use or maintenance of any products and services in connection with the Business as presently and the present business practices, methods and operations of Sellers and the Acquired Subsidiaries do not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any Intellectual Property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which any Seller or any of their respective Employees or Former Employees is a party).

(d) Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms, and except pursuant to the Intellectual Property Licenses listed on Schedule 5.14(d), no Seller nor any Acquired Subsidiary is required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted.

(e) Sellers have taken reasonable security measures to protect the secrecy, confidentiality and value of all the Trade Secrets included in the Seller Intellectual Property and any other non-public, proprietary information included in the Seller Technology.

(f) To the Knowledge of Sellers, no Person is infringing, violating, misusing or misappropriating any Seller Intellectual Property, and no such claims have been made against any Person by Sellers or any Acquired Subsidiary.

(g) The consummation of the Transactions will not result in the loss or impairment of Sellers’ or any Acquired Subsidiary’s right to own or use any Intellectual Property or Technology.

5.15 Material Contracts.

(a) Schedule 5.15(a) sets forth, by reference to the applicable subsection of this Section 5.15(a), all of the following Contracts to which any Seller or any of the Acquired Subsidiaries is a party or by which any of them or their respective assets or properties are bound (collectively, the “Material Contracts”):

(i) Real Property Lease, Personal Property Lease or Intellectual Property License;

(ii) Contracts with Shareholder or any of its Affiliates or any current or former officer, director, equity holder, manager, member or Affiliate of any Seller or any of the Acquired Subsidiaries;

(iii) Contracts with any labor union or association representing any Employee;

(iv) Contracts for the sale of any of the assets of Sellers or any of the Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets including all Contracts that require a Seller to purchase or sell a stated portion of the requirements or outputs of such Seller or that contain “take or pay” provisions;

(v) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(vi) Contracts containing covenants of any Seller or any of the Acquired Subsidiaries not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with any Seller or any of the Acquired Subsidiaries in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vii) Contracts relating to the acquisition (by merger, purchase of equity or assets or otherwise) by any Seller or any of the Acquired Subsidiaries of any operating business or material assets or the capital stock of any other Person or any real property;

(viii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of Sellers, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(ix) purchase Contracts giving rise to Liabilities of any Seller or any of the Acquired Subsidiaries in excess of $50,000;

(x) all Contracts providing for payments by or to any Seller or any of the Acquired Subsidiaries in excess of $20,000 in any fiscal year or $60,000 in the aggregate during the term thereof that are not cancellable without penalty, fees or other payment without more than 30 days’ notice;

(xi) Contracts providing for the purchase, distribution or sale of lubricant products by Sellers;

(xii) Contracts providing for severance, retention, change in control or other similar payments;

(xiii) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(xiv) material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xv) Contracts with any Governmental Body;

(xvi) powers of attorney currently effective and outstanding;

(xvii) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by any Seller or any of the Acquired Subsidiaries;

(xviii) Contracts that are otherwise material to Sellers and the Acquired Subsidiaries or the operation of the Business and are not previously disclosed pursuant to this Section 5.15.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Seller or Acquired Subsidiary which is a party thereto, and of the other parties thereto enforceable against each of them in accordance with its terms and, upon consummation of the Transactions, shall, except as otherwise set forth on Schedule 5.15(b), continue in full force and effect without penalty or other adverse consequence. No Seller nor any Acquired Subsidiary is in default under any Material Contract, nor, to the Knowledge of Sellers, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by Sellers, any Acquired Subsidiary or any other party thereunder. Except as set forth on Schedule 5.15, no party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract to Seller. Sellers have delivered to Purchasers true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

5.16 Employee Benefits Plans.

(a) Schedule 5.16(a) contains a true and complete list of all Plans.

(b) No Seller nor any Acquired Subsidiary nor any of their ERISA Affiliates maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Plan”)) which provides benefits to retirees or other terminated employees other than benefit continuation rights under COBRA, or any analogous statute of and Canadian Governmental Body, as applicable.

(c) No Seller nor any Acquired Subsidiary nor any of their ERISA Affiliates has at any time contributed to, or had any obligation to contribute to, or has any Liability with respect to, any “multiemployer plan”, as that term is defined in Section 4001 of ERISA, or any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code. No Plan is, has been or is intended to be (a) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (b) a “registered pension plan”, a “deferred profit sharing plan”, a “retirement compensation arrangement”, a “registered retirement savings plan” or a “tax-free savings account” as such terms are defined in the Tax Act.

(d) Each of the Plans and its administration is currently in compliance, and has at all times complied, with the requirements under ERISA and the Code and any other applicable Laws and any applicable collective bargaining agreements, and no statement, either written or oral, has been made by or on behalf of any Seller or any Acquired Subsidiary or any of their ERISA Affiliates with regard to any Plan that is not in accordance with the terms of such Plan or applicable Law or collective bargaining agreement.

(e) Sellers, Acquired Subsidiaries and their ERISA Affiliates have performed all of their respective obligations under all Plans, and all contributions and other payments required to be made by Sellers, Acquired Subsidiaries and their ERISA Affiliates to any Plan with respect to any period ending before or at or including the Closing Date have been made, or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in the Sellers’ Financial Statements.

(f) No transaction contemplated by this Agreement will result in Liability to the Pension Benefits Guaranty Corporation under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA with respect to Sellers, Acquired Subsidiaries or any of their ERISA Affiliates.

(g) There are no pending, or, to the Knowledge of Sellers, threatened claims by or on behalf of any Plan, or by any Person covered thereby, other than ordinary claims for benefits submitted by participants or beneficiaries, which, individually or in the aggregate, could result in a material Liability on the part of Purchasers or any fiduciary of any such Plan.

(h) No employer securities, employer real property or other employer property is included in the assets of any Plan.

(i) Sellers have delivered to Purchasers all documents that set forth the terms of each Plan and of any related trust, including (A) all plan descriptions and summary plan descriptions of Plans for which Sellers, Acquired Subsidiaries or their ERISA Affiliates are required to prepare, file, or distribute under any applicable Law, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding each Plan for which a plan description or summary plan description is not required by any applicable Law.

(j) Each Plan can be terminated at any time by the Plan’s sponsor without payment of any additional contribution or amount and, except for any vesting of benefits under a Qualified Plan, without the vesting or acceleration of any benefits promised by such Plan.

(k) Sellers and Acquired Subsidiaries have the right to modify and terminate benefits as to retirees (other than pensions) with respect to both retired Former Employees and active Employees and any non-Employees such as, for example, any retired or active directors.

(l) The consummation of the Transactions will not result in the payment, vesting, or acceleration of any benefit to any participant or beneficiary under any Plan, assuming that no Employee incurs a termination of employment or reduction in hours.

(m) No Plan is being terminated in connection with the Transactions.

(n) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) increase any benefits otherwise payable under any Plan, (ii) result in any acceleration of the time of payment or vesting of any such benefits, or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee or director of any Seller, any Acquired Subsidiary or any of their ERISA Affiliates. No Seller, Acquired Subsidiary nor any of their ERISA Affiliates is a party to any Contract, arrangement or agreement with any employee, director, or consultant providing for payments that could subject any person to liability for tax under Section 4999 of the Code or cause any Seller, any Acquired Subsidiary or any of their ERISA Affiliates to lose a deduction under Section 280G of the Code. No Seller, Acquired Subsidiary nor any of their ERISA Affiliates is party to any Contract, arrangement or agreement providing for a tax gross-up, indemnification or other reimbursement with respect to any taxes, excise taxes, penalties or interest imposed pursuant to Section 4999 or 409A of the Code.

5.17 Labor.

(a) No Seller nor any of the Acquired Subsidiaries is a party to any labor, collective bargaining or similar agreement and there are no labor or collective bargaining agreements which pertain to Employees.

(b) No Employees are represented by any labor organization. No labor organization holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, or succession rights and no labour organization or group of Employees has made a demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed, with the National Labor Relations Board, the Alberta Labour Relations Board, or any other labor relations tribunal. There is no organizing activity involving any Seller or any of the Acquired Subsidiaries pending or, to the Knowledge of Sellers, threatened by any labor organization or group of Employees and there is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the Knowledge of the Sellers, threatened in respect of the Business and no such event has occurred within the last five (5) years. The Sellers have not and are not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the Knowledge of the Sellers, threatened against the Sellers. No union has applied to have Sellers declared a common or related employer pursuant to the Labour Relations Code (Alberta) or any similar legislation in any jurisdiction in which Sellers carry on the Business.

(c) Schedule 5.17 includes a true and complete list of all of each Employee and independent contractor/consultant of the Sellers employed or retained in connection with the Business, whether actively at work or not, showing without names or employee numbers their salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, positions, status as full-time or part-time employees, location of employment, cumulative length of service with the Business and whether they are subject to a written employment, service, union, agency, consulting, termination and severance Contracts and agreements entered into by Sellers. Schedule 5.17 contains for each Employee their annual vacation entitlement in days, their accrued and unused vacation days as of January 31, 2017, any other annual paid time off entitlement in days and their accrued and unused days or such other paid time off as of January 31, 2017. Schedule 5.17 lists any Employee currently on leave, together with the type of leave and their expected date of return to work if known.

(d) Except as disclosed in Schedule 5.17 no Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance

(e) Each independent contractor who is disclosed on Schedule 5.17 has been properly classified by the applicable Seller as an independent contractor and no Seller nor any of the Acquired Subsidiaries have received any notice from any Governmental Entity disputing such classification.

(f) No Seller is subject to any claim for wrongful dismissal, constructive dismissal or any other claim or complaints actual or threatened in writing and received by Sellers, or any litigation, actual or threatened in writing and received by Sellers, relating to employment, discrimination or termination of employment of any Employee or Former Employee of any Seller or relating to any failure to hire a candidate for employment.

(g) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation in respect of Sellers and no Seller has been reassessed in any material respect under such legislation during the past three (3) years and to the Knowledge of Sellers, no audit of any Seller is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect any Seller’s accident cost experience.

(h) Sellers have provided to Purchasers all orders and inspection reports under applicable occupational health and safety Laws (“OHS”) relating to Sellers for the past three (3) years. There are no charges pending under OHS in respect of any Seller. Sellers have complied in all material respects with any orders issued under OHS and there are no appeals of any orders under OHS currently outstanding

(i) Except as set forth in Schedule 5.17, no Employee is employed pursuant to a work permit issued by Canada Immigration and Schedule 5.17 discloses in respect of each Employee who is employed pursuant to a work permit the expiry date of such work permit and whether Seller has made any attempts to renew such work permit.

(j) Except as set forth in Schedule 5.17, neither the execution and/or delivery of this Agreement nor the consummation of the Transactions will result in any payment, including without limitation severance, termination, “golden parachute” or of a similar nature becoming due to any director, officer, Employee, agent or consultant of any Seller, or increase any benefits otherwise payable under any Plan.

(k) All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under the Plans have either been paid or are accurately reflected in the books and records.

5.18 Litigation. Except as set forth in Schedule 5.18, there is no Legal Proceeding outstanding, pending or, to the Knowledge of Sellers, threatened against any Seller or any of the Subsidiaries (or to the Knowledge of Sellers, pending or threatened, against any of the officers, managers, directors or Employees of any Seller or any of the Acquired Subsidiaries relating to their capacities as officer, manager, director or Employee), or to which any Seller or any of the Acquired Subsidiaries is otherwise a party before any Governmental Body; nor to the Knowledge of Sellers is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 5.18, no Seller nor any Acquired Subsidiary is subject to any Order, and no Seller nor any Acquired Subsidiary is in breach or violation of any Order. Except as set forth on Schedule 5.18, no Seller nor any Subsidiary is engaged in any Legal Proceeding to recover monies due it or for damages sustained by it. There are no Legal Proceedings outstanding, pending or, to the Knowledge of Sellers, threatened against any Seller or to which such Seller is otherwise a party relating to this Agreement or any Seller Document or the Transactions.

5.19 Compliance with Laws; Permits.

(a) Sellers and the Acquired Subsidiaries have conducted and continue to conduct the Business in compliance in all material respects with (i) all Laws applicable to their respective operations or assets or the Business, (ii) all applicable United States export control laws and regulations, and (iii) the United States Foreign Corrupt Practices Act, the Canadian Corruption of Foreign Public Officials Act, Special Economic Measures Act or Freezing Assets of Corrupt Foreign Officials Act and all other applicable anti-bribery or anti-corruption Laws of any jurisdiction. No Seller nor any Subsidiary has received any notice of or been charged with the violation of any Laws. To the Knowledge of Sellers, no Seller nor any Subsidiary is under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b) Schedule 5.19 contains a list of all Permits which are required for the use or operation of the Business or Seller Property as presently conducted, including all Permits required by or issued under, any applicable Environmental Law (“Seller Permits”), other than those the failure of which to possess is immaterial. Sellers and the Subsidiaries currently have all Permits which are required for the operation of the Business as presently conducted, other than those the failure of which to possess is immaterial. No Seller nor any Acquired Subsidiary is in default or violation with respect to any Seller Permit, and to the Knowledge of Seller no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit and, to the Knowledge of Sellers, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened, relating to the suspension, revocation or modification of any Seller Permit. None of Seller Permits will be impaired or in any way affected by the consummation of the Transactions.

5.20 Environmental Matters. Except as set forth on Schedule 5.20 hereto:

(a) The operations of Sellers and each of the Acquired Subsidiaries are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and Seller has received no notice of any action or proceeding pending or, to the Knowledge of Sellers, threatened to revoke, modify or terminate any such Environmental Permit, and to the extent applicable, all applications required to maintain the effectiveness of any such Environmental Permit during the pendency of the application have been timely filed, and to the Knowledge of Sellers, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b) No Seller nor any of the Acquired Subsidiaries is the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to Environmental Laws, Hazardous Materials, or any Release or threatened Release of a Hazardous Material, and no Seller nor any Acquired Subsidiary has received any request for information or notification alleging responsibility under Environmental Laws;

(c) No claim has been made or is pending, or to the Knowledge of Sellers, threatened against any Seller or any Acquired Subsidiary or for which any Seller or any Acquired Subsidiary may be liable alleging either or both that any Seller or any Acquired Subsidiary may be in violation of any Environmental Law or Environmental Permit, or may have any Liability under any Environmental Law or there has been any Release of Hazardous Material related to Seller or any property currently or formerly owned, leased or used by Sellers or over which Sellers have had charge, management or control;

(d) No Seller nor any Acquired Subsidiary has treated, stored, recycled or disposed of any Hazardous Materials on any property in violation of any Environmental Law or in a manner that could reasonably be expected to result in Liability under Environmental Law; there has been no Release or threatened Release of any Hazardous Materials on, at, under, to, from or about (i) any property currently owned, operated or leased by Sellers or any Acquired Subsidiary, or (ii) during the time period of ownership or operations by Sellers or the Acquired Subsidiaries, any property formerly owned or operated by Sellers, or (iii) to the Knowledge of Sellers, any location at which Sellers or any Acquired Subsidiary have disposed or arranged for the disposal of Hazardous Materials and no Seller Property is listed or proposed for listing on any list established by a Governmental Body of sites potentially requiring environmental remediation or response action;

(e) There are no pending or, to the Knowledge of Sellers, threatened, investigations of any Seller or any Acquired Subsidiary, their operations or any currently or formerly owned, operated, used or leased property which could lead to the imposition of Liabilities or Liens under Environmental Law;

(f) All storage tanks and associated piping located on the Seller Property have been maintained, inspected and tested in compliance with Environmental Law, and to Knowledge of Seller there are no closed, out of service or abandoned storage tanks on or under the Seller Property;

(g) The Transactions do not require the consent of or filings with any Governmental Body with jurisdiction over Sellers or any Acquired Subsidiary with respect to environmental matters;

(h) Sellers have delivered to Purchasers true and complete copies and results of all assessments, audits, reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or any Acquired Subsidiary pertaining to environmental matters affecting Sellers or any property currently or formerly owned, leased or used by Sellers or over which Sellers have had direct charge management or control including: (i) the matters in this Section 5.20; (ii) Hazardous Materials in, on or under the Seller Property or any property disposed of by Sellers or any Acquired Subsidiary; and (iii) compliance with Environmental Laws by Sellers or any other Person for whose conduct any Seller is or may be held responsible relating to or otherwise affecting Sellers or any Seller Property.

5.21 Insurance. Sellers and the Acquired Subsidiaries have insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which any Seller or any of the Acquired Subsidiaries is a party or by which it is bound, and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the Business, assets and properties of Sellers and the Acquired Subsidiaries. Set forth on Schedule 5.21 is a list of all insurance policies and all fidelity bonds held by or applicable to any Seller or any of the Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, any pending claims, whether the policies may be terminated upon consummation of the Transactions and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There has been no gap in insurance coverage for any risk covered by the insurance policies for the past three years. To the Knowledge of Sellers, there are no claims pending under any insurance policy.

5.22 Accounts and Notes Receivable and Payable

(a) A complete and accurate list of the accounts receivable reflected on the Balance Sheet and arising after the Balance Sheet Date is included in Schedule 5.22. All accounts and notes receivable of Sellers and the Acquired Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of Sellers and the Subsidiaries reflected on the Closing Balance Sheet are collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable on the Closing Balance Sheet are collectible at the aggregate recorded amounts thereof. None of the accounts or the notes receivable of any Seller or any of the Acquired Subsidiaries (i) is subject to any setoffs or counterclaims or (ii) represents an obligation for goods sold on consignment, on approval or on sale or return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of Sellers and the Acquired Subsidiaries reflected in the Closing Balance Sheet are the result of bona fide transactions in the Ordinary Course of Business and have been or will, at or before Closing, be paid or are not yet due and payable.

5.23 Related Party Transactions. Except as set forth on Schedule 5.23, no Employee, officer, director, manager or stockholder of any Seller or any of the Acquired Subsidiaries, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to any Seller or any of the Subsidiaries nor does any Seller or any of the Acquired Subsidiaries owe any amount to, or has any Seller or any of the Acquired Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with any Seller or any of the Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by any Seller or any of the Acquired Subsidiaries, (iv) has any claim or cause of action against any Seller or any of the Subsidiaries or (v) owns any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of any Seller or any Acquired Subsidiary.

5.24 Banks; Power of Attorney. Schedule 5.24 contains a complete and correct list of the names and locations of all banks in which any Acquired Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 5.24, no person holds a power of attorney to act on behalf of any Acquired Subsidiary.

5.25 Certain Payments. None of Sellers, any Subsidiary or Shareholder nor, to the Knowledge of Sellers, any director, manager, officer, employee, agent or representative or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for any Seller or any Subsidiary, (ii) to pay for favorable treatment for business secured by any Seller or any Subsidiary, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller or any Subsidiary, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to any Seller or any Subsidiary that has not been recorded in the books and records of Sellers and the Subsidiaries.

5.26 Customers and Suppliers.

(a) Set forth on Schedule 5.26(a) are each of the ten (10) largest customers of Sellers and the Acquired Subsidiaries, by dollar volume, during the twelve months ended December 31, 2016 and set forth opposite the name of each such customer is the dollar amount of sales attributable to such customer for such periods. No Seller nor any Acquired Subsidiary is engaged in any material dispute with any current customer, no such customer has notified any Seller or any Subsidiary that it intends to terminate or materially reduce its business relations with Sellers or any Acquired Subsidiary.

(b) Set forth on Schedule 5.26(b) are each of the ten (10) largest vendors of Sellers and the Acquired Subsidiaries, by dollar volume, during the twelve months ended December 31, 2016. No Seller nor any Subsidiary is engaged in any material dispute with any current vendor and no such vendor has notified any Seller or any Subsidiary that it intends to terminate or materially reduce its business relations with Sellers or any Subsidiary.

5.27 Product Liability and Warranty Claims

(a) All warranty and repair claims made with respect to, or in connection with, the products or services manufactured, constructed, installed, distributed or sold by Sellers or the Acquired Subsidiaries have been administered in accordance with policies and procedures standard in the industry and have consisted only of routine warranty and repair claims for the return of defective or non-conforming merchandise.

(b) Except as set out in Schedule 5.27(b), there are no presently pending or, to the Knowledge of Sellers, threatened in writing, civil, criminal or administrative investigations or proceedings relating to: (i) any alleged hazard or alleged defect, latent or not, in design, manufacture, construction, installation, materials or workmanship, including any failure to warn or alleged breach, default or violation of express or implied warranty or representation, relating to any product manufactured, constructed, installed, distributed, shipped or sold by or on behalf of Sellers or the Acquired Subsidiaries; or any breach, default or violation of any of the product warranties, indemnities or performance guarantees made to customers of the Business.

5.28 Financial Advisors. Except as set forth on Schedule 5.28, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Shareholder, Sellers or any Acquired Subsidiary in connection with the Transactions and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

5.29 Inventory. All Inventory of Sellers and the Acquired Subsidiaries, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business within a reasonable period of time and at normal profit margins. All Inventory is free and clear of Liens, other than Permitted Exceptions. Except as set forth on Schedule 5.29, none of the Inventory is held on a consignment basis or to the Knowledge of Seller, obsolete. As used herein, “obsolete” shall refer to any SKU in which there has been no sale in the twenty-five month period prior to Closing. The quantities of each item of Inventory are reasonable in the present and anticipated circumstances of Sellers.

5.30 Investment Canada Act and Competition Act

(a) The value of the assets of Sellers and the enterprise value of Sellers, calculated in accordance with the Investment Canada Act, are each less than the applicable amount at which an application for review pursuant to Part IV of the Investment Canada Act would be required in respect of the Transactions.

(b) For the purposes of Section 110(3) of the Competition Act, each of (i) the total value of Sellers’ assets in Canada plus the assets in Canada that are owned by corporations that are controlled by Sellers; and (ii) the gross revenues from sales in or from Canada generated from the assets referred to in (i) above; measured in accordance with the Competition Act, is less than the review threshold amount as determined pursuant to Sections 110(8) and 110 (9) of the Competition Act.

Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each Purchaser hereby jointly and severally represents and warrants to Sellers and Shareholder that:

6.1 Organization and Good Standing. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

6.2 Authorization of Agreement. Such Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Purchaser in connection with the consummation of the Transactions (the “Purchaser Documents”), and to consummate the Transactions. The execution, delivery and performance by such Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of such Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by such Purchaser and (subject to the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to applicable Laws.

6.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 6.3 hereto, none of the execution and delivery by such Purchaser of this Agreement and of the Purchaser Documents, the consummation of the Transactions, or the compliance by such Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the Certificate of Formation and Bylaws or comparable organizational documents of such Purchaser; (ii) any Contract or Permit to which such Purchaser is a party or by which any of the properties or assets of such Purchaser are bound; (iii) any Order of any Governmental Body applicable to such Purchaser or by which any of the properties or assets of such Purchaser are bound; or (iv) any applicable Law.

(b) Except as set forth on Schedule 6.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by such Purchaser with any of the provisions hereof or thereof, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of such Purchaser to consummate the Transactions.

6.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of such Purchaser to enter into this Agreement or consummate the Transactions.

6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Purchaser in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financial Resources. Such Purchaser has cash or credit available, and will have cash available at Closing, to enable it to purchase the Purchased Assets on the terms hereof and otherwise perform its obligations hereunder.

6.7 No Other Representations and Warranties. Purchasers acknowledge and agree that they have not been induced by and have not relied on any representations, warranties or statements, whether express or implied, made by Shareholder or any Seller or any of their representatives, Affiliates, or agents that are not expressly set forth in this Agreement, whether or not any of those representations, warranties or statements were made in writing or orally.

Article VII

COVENANTS

7.1 Access to Information; Confidentiality. Sellers shall, and Sellers shall cause the Acquired Subsidiaries to, afford to Purchasers and their accountants, counsel, and other representatives, and each of their respective representatives, full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to Sellers’ and the

Subsidiaries’ respective properties and facilities (including all owned and leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of Sellers or any of the Subsidiaries or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to Sellers’ or any of the Subsidiary’s systems of internal control), Contracts and records of Sellers and the Subsidiaries and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of Sellers and the Subsidiaries as Purchasers shall reasonably request; provided, that such investigation shall not unreasonably disrupt Sellers’ operations. Prior to the Closing, Sellers shall generally keep Purchasers informed as to all material matters involving the operations and businesses of Sellers and each of the Subsidiaries. Sellers shall authorize and direct the appropriate officers, directors, managers and Employees to discuss matters involving the Business, as the case may be, with representatives of Purchasers. Prior to the Closing, all nonpublic information provided to, or obtained by, Purchasers in connection with the Transactions shall be Confidential Information and Purchasers shall not, and shall cause their directors, officers, employees, agents, consultants and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchasers or use, other than in connection with the Transactions or as otherwise required by applicable Law, any Confidential Information; provided, that Purchasers and Sellers may disclose such information as may be necessary in connection with (i) seeking necessary consents and approvals as contemplated hereby and (ii) obtaining financing for the Transactions and for the operations of Sellers after the Closing (the “Financing”). No information provided to or obtained by Purchasers pursuant to this Section 7.1 or otherwise shall limit or otherwise affect the remedies available hereunder to Purchasers (including Purchasers’ right to seek indemnification pursuant to Article IX), or the representations or warranties of, or the conditions to the obligations of, the parties hereto. Notwithstanding the foregoing, any information obtained from Seller that does not relate to the Purchased Assets shall continue to be treated as Confidential Information and shall at no time be used by Purchasers without Sellers written consent, and this provision shall survive Closing for a period of two years.

7.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly provided by this Agreement or with the prior written consent of Purchasers, between the date hereof and the Closing, Shareholder and Sellers shall, and Sellers shall cause the Acquired Subsidiaries to:

(i) conduct the Business only in the Ordinary Course of Business;

(ii) use their commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and Employees) and goodwill of Sellers and the Acquired Subsidiaries and (B) preserve the present relationships with Persons having business dealings with Sellers and the Subsidiaries (including clients, customers and suppliers and service providers);

(iii) maintain (A) all of the assets and properties of, or used by, Sellers and the Acquired Subsidiaries in their current condition, ordinary wear and tear excepted, and (B)

insurance upon all of the properties and assets of Sellers and the Acquired Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of Sellers and the Acquired Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of Sellers and the Acquired Subsidiaries;

(v) comply with the capital expenditure plan of Sellers and the Acquired Subsidiaries for 2017, including making such capital expenditures in the amounts and at the times set forth in such plan; and

(vi) comply in all material respects with all applicable Laws.

(b) Without limiting the generality of the foregoing, except as otherwise expressly provided on Schedule 7.2(b) or with the prior written consent of Purchasers, Shareholder and Sellers shall not, and Sellers shall cause the Acquired Subsidiaries not to:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of or other securities of, or other ownership interests in, Sellers or any of the Acquired Subsidiaries or repurchase, redeem or otherwise acquire any outstanding equity interests or other securities of, or other ownership interests in, Sellers or any of the Acquired Subsidiaries, except for cash dividends;

(ii) transfer, issue, sell, pledge, encumber or dispose of the equity interests or other securities of, or other ownership interests in, Sellers or any of the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of, or other ownership interests in, Sellers or any of the Acquired Subsidiaries;

(iii) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of Sellers or any of the Subsidiaries, or amend the terms of any outstanding securities of Sellers or any of the Acquired Subsidiaries;

(iv) amend the certificate of incorporation or bylaws or equivalent organizational or governing documents of Sellers or any of the Acquired Subsidiaries;

(v) (A) increase the salary or other compensation of any director, manager, officer or Employee, except for normal periodic increases in the Ordinary Course of Business (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, Employee or consultant, (C) except as required by law, increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, managers, officers, Employees, agents or representatives of any Seller or any of the Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors, managers or officers of Sellers or any of the Acquired Subsidiaries (or amend any such agreement) to which any Seller or any of the Acquired Subsidiaries is a party;

(vi) (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness, other than accounts payable in the Ordinary Course of Business; (B) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of Sellers or any of the Acquired Subsidiaries; or (C) modify the terms of any Indebtedness or other Liability;

(vii) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, any of Sellers or the Acquired Subsidiaries;

(viii) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, Sellers and the Acquired Subsidiaries, other than for fair consideration in the Ordinary Course of Business;

(ix) enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person;

(x) cancel or compromise any debt or claim or waive or release any material right of any Seller or any of the Acquired Subsidiaries except in the Ordinary Course of Business;

(xi) enter into any individual commitment for capital expenditures of Sellers and the Acquired Subsidiaries in excess of $20,000;

(xii) except as required by law, enter into, modify or terminate any labor or collective bargaining agreement of any Seller or any of the Subsidiaries or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to any Seller or any of the Acquired Subsidiaries;

(xiii) introduce any material change with respect to the operation of any Seller or any of the Acquired Subsidiaries, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products or change its pricing, discount, allowance or return policies or grant any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies;

(xiv) enter into any transaction or enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

(xv) except for transfers of Cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Related Persons;

(xvi) make a change in its accounting or Tax reporting principles, methods or policies;

(xvii) (i) make, change or revoke any Tax election, settle or compromise any Tax claim or Liability or enter into a settlement or compromise, or change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, or (ii) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and Sellers shall have provided Purchasers a copy thereof (together with supporting papers) at least three Business Days prior to the due date thereof for Purchasers to review and approve (such approval not to be unreasonably withheld or delayed);

(xviii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of any Seller or any Acquired Subsidiary to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xix) terminate, amend, restate, supplement, abandon or waive any rights under any (A) Material Contract other than in the Ordinary Course of Business or (B) Permit;

(xx) settle or compromise any pending or threatened in writing and received by Sellers Legal Proceeding or any claim or claims;

(xxi) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other Liabilities;

(xxii) knowingly take any action which would adversely affect the ability of the parties to consummate the Transactions;

(xxiii) agree to do anything (A) prohibited by this Section 7.2, (B) which would make any of the representations and warranties of Shareholder in this Agreement or any of the Shareholder Documents or Seller Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Material Adverse Effect; or

(xxiv) fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property.

7.3 Third Party Consents. Shareholder and Sellers shall use, and Sellers shall cause the Subsidiaries to use, their commercially reasonable efforts to obtain at the earliest practicable date (a) all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, required to consummate, or in connection with, the Transactions, including the consents, waivers, approvals and notices referred to in Sections 4.2(b) and 5.3(b) hereof (except for such matters covered by Section 7.4) and (b) all estoppel certificates reasonably requested by Purchasers. All such consents, waivers, approvals, notices and estoppels shall be in writing and in form and substance satisfactory to Purchasers, and executed counterparts of such consents, waivers, approvals and estoppels shall be delivered to Purchasers promptly after receipt thereof, and copies of such notices shall be delivered to Purchasers promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, no Purchaser nor any of its Affiliates (which for purposes of this sentence shall include Sellers) shall be required to pay any amounts in connection with obtaining any consent, waiver or approval.

7.4 Governmental Consents and Approvals. Each of Purchasers, Shareholder and Sellers shall use, and Sellers shall cause each of the Acquired Subsidiaries to use, its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or in connection with, the Transactions, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices referred to in Sections 4.2(b) and 5.3(b).

7.5 Further Assurances. Subject to, and not in limitation of, Sections 7.3 and 7.4, each of Shareholder, Sellers and Purchasers shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions. At or after Closing, and without further consideration, Sellers will execute and deliver to Purchasers such further instruments of conveyance and transfer as Purchasers may reasonably request to more effectively convey and transfer the Purchased Assets to Purchasers, free and clear of any Lien and subject to no legal or equitable restrictions of any kind, other than the Permitted Exceptions or to exercising rights with respect to such Purchased Assets. Sellers and Shareholder will cooperate fully, and to the extent reasonably requested by Purchasers, in connection with any post-Closing filings or notifications of Purchasers or Sellers required under applicable Law including, without limitation, the filing of a notification pursuant to the Investment Canada Act. After Closing each of Shareholder, Sellers and Purchasers shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to (i) give Purchasers the benefit of the Purchased Assets and (ii) give Sellers the benefit of the Assumed Liabilities. The parties shall provide reasonable cooperation to ensure that amounts collected by either party that belong to the other are promptly remitted to the proper party. In addition, the parties shall provide reasonable cooperation to ensure that bills received are timely paid by the party(ies) obligated under this Agreement to pay such amounts.

7.6 Preservation of Records. Subject to any retention requirements relating to the preservation of Tax records, Sellers, Shareholder and Purchasers agree that each of them shall (and shall cause the Acquired Subsidiaries to) preserve and keep the records held by them or their Affiliates relating to the Business for a period of six years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of Shareholder, Sellers, the Subsidiaries or Purchasers or any of their Affiliates or in order to enable Sellers, Shareholder or Purchasers to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Sellers, Shareholder or Purchasers wish to destroy (or permit to be destroyed) such records after that time, such party shall first give 90 days’ prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90 day period, to take possession of the records within 180 days after the date of such notice.

7.7 Publicity. (a) Except and to the extent required by applicable Law or by the applicable rules of any applicable stock exchange, none of Purchasers, Sellers, any Acquired Subsidiary or any Affiliate of any of the foregoing parties shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written agreement of Sellers and Purchasers, which approval will not be unreasonably withheld or delayed, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

(b) Each of Purchasers, Shareholder and Sellers agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. The Parties understand that this Agreement and a Form 8-K describing the Transactions will be filed by KMG with the Securities and Exchange Commission within four Business Days of its execution.

7.8 Use of Name. Sellers hereby agree that upon the Closing, Purchasers shall have the sole right to the use of the name “Sealweld” or similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the Business, including any name or mark confusingly similar thereto and the trademarks and service marks listed on Schedule 5.14(a) (collectively, the “Seller Marks”). Sellers shall not, and shall not permit their respective Affiliates to, use such name or any variation or simulation thereof or any of the Seller Marks. Within 20 Business Days of Closing, Sellers and Shareholder shall cause each of Sealweld Canada and FZE to change its name to remove Sealweld or any variation thereof from its name.

7.9 Environmental Matters. (a) Sellers shall permit Purchasers and Purchasers’ environmental consultant, to conduct at Purchasers’ sole cost, risk and expense, such assessments and investigations (including investigations known as “Phase I” and “Phase II” Environmental Site Assessments) of the environmental conditions of any real property owned, operated or leased by or for Sellers or any Acquired Subsidiary and the operations conducted thereat (subject to any limitations contained in valid, previously executed leases as Purchasers, in their sole discretion, shall deem necessary or prudent) (“Purchasers’ Environmental

Assessment”). Purchasers’ Environmental Assessment shall be conducted by a qualified environmental consulting firm in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of Sellers.

(b) Sellers shall promptly file all materials required by Environmental Laws as a result of or in furtherance of the transaction contemplated hereunder, including any notifications or approvals required under environmental property transfer laws and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Business. Purchasers shall cooperate in all reasonable respects with Sellers with respect to such filings.

7.10 Related-Party Transactions. On or prior to the Closing Date, Sellers and the Acquired Subsidiaries shall (a) terminate all Contracts with Related Persons, including those set forth on Schedule 5.23 (other than (i) those Contracts set forth on Schedule 7.10 and (ii) Contracts between Sellers and the Acquired Subsidiaries, Contracts between Sellers and the Subsidiaries and their respective officers and Employees, and Contracts, the continuation of which, Purchasers have approved in writing) and (b) deliver releases executed by such Affiliates with whom Sellers have terminated such Contracts pursuant to this Section 7.10 providing that no further payments are due, or may become due, under or in respect of any such terminated Contacts; provided, that in no event shall Sellers or any of the Acquired Subsidiaries pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release.

7.11 Notification of Certain Matters. Prior to the Closing, Shareholder shall promptly give notice to Purchasers in writing upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty made by Shareholder in this Agreement to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on Sellers’ or Shareholder’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Sellers or Shareholder hereunder or (c) the institution of any Legal Proceeding against Shareholder, any Seller or any of the Subsidiaries related to this Agreement or the Transactions; provided that the delivery of any notice pursuant to this Section 7.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

7.12 Debt. No later than the third Business Day prior to the Closing Date, Sellers shall provide Purchasers with (i) a certificate of Sellers setting forth an estimate of the balance of all Indebtedness (other than capital leases) of Sellers and the Acquired Subsidiaries as of the close of business on the day immediately preceding the Closing Date and (ii) customary pay-off letters from all holders of Indebtedness (other than capital leases) to be repaid as of or prior to the Closing, including without limitation, all Indebtedness (other than capital leases) of Sellers or the Acquired Subsidiaries relating to (A) intercompany accounts, (B) amounts owed to Shareholder, or any family member or Affiliate of Shareholder, or (C) amounts for borrowed money under the Loan Facilities. Sellers shall also make arrangements reasonably satisfactory to Purchasers for such holders to provide to Purchasers recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by Purchasers prior to the Closing such that all Liens on the assets or properties of Sellers or any of the Acquired Subsidiaries that are not Permitted Exceptions shall be satisfied, terminated and discharged on, prior to, or within a reasonable period of time following the Closing Date. On the Closing Date prior to the Closing, Sellers shall deliver to Purchasers a certificate of Sellers setting forth all Indebtedness (other than capital leases) of Sellers and the Subsidiaries as of the close of business on the day immediately preceding the Closing Date. At the Effective Time, Purchasers shall pay all Indebtedness disclosed by Sellers pursuant to this Section 7.12, other than any capital leases included in the Assumed Liabilities, in accordance with the pay-off letters provided by Sellers.

7.13 Resignation of directors and officers. Upon request of the Purchasers, Sellers shall cause each of the directors and officers of the Acquired Subsidiaries to submit a letter of resignation in a form approved by Purchasers effective on the Closing Date.

7.14 Privacy and Transfer of Personal Information.

(a) Prior to the Closing, none of the Parties shall use Transferred Information for any purposes other than those related to the performance of this Agreement and the completion of the transaction contemplated herein. Each of the Parties acknowledge and confirm that the collection, disclosure and use of personal information is necessary for the purposes of determining whether the parties shall proceed with the transaction herein, and that the disclosure of Transferred Information relates solely to the completion of the transaction herein. If the Closing do not occur, Purchasers shall cease all use of the Transferred Information acquired by Purchasers in connection with this Agreement and, at Shareholder’s or Sellers’ request, will return to Shareholder or Sellers, as applicable, or destroy in a secure manner, the Transferred Information.

(b) Each Party covenants and agrees to, upon request, use reasonable efforts to advise the recipient of all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional documented purposes where the disclosing Party has notified the individual of such additional purpose, and where required by Laws, obtained the consent of such individual to such use or disclosure.

(c) In addition to its other obligations hereunder, each Party covenants and agrees, after the completion of the Transactions to: (i) collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the Transactions, unless required by Laws and unless (A) such individual has first been notified of such additional purpose, and where required by Laws, the consent of such individual to such additional purpose has been obtained, or (B) such use or disclosure is permitted or authorized by Laws, without notice to, or consent from, such individual; (ii) where required by Laws, promptly notify the individuals to whom the Transferred Information relates that the Transactions have taken place and that the Transferred Information has been disclosed; and (iii) notwithstanding any other provision herein, where the disclosure or transfer of Transferred Information requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to not require or accept the disclosure or transfer of such Transferred Information until such individual has first been notified of such disclosure or transfer and the purpose for same, and where required by Laws, the individual's consent to same is obtained and to only collect, use and disclose such information to the extent necessary to complete the Transactions and as authorized or permitted by Laws.

(d) Recipient shall at all times keep strictly confidential all Transferred Information provided to it, and shall instruct those employees or advisors responsible for processing such Transferred Information to protect the confidentiality of such information in a manner consistent with the Recipient's obligations hereunder and according to applicable Laws.

(e) Recipient shall ensure that access to the Transferred Information shall be restricted to those employees or advisors of the respective Recipient who have a bona fide need to access such information in order to complete the Transactions.

(f) For the purpose of this Section 7.14, “Transferred Information” means any personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual's capacity as an employee or an official of an organization and for no other purpose) disclosed or conveyed to Purchasers or any of their representatives or agents by or on behalf of Shareholder or Sellers as a result of or in conjunction with the Transactions, and includes all such personal information disclosed to Purchasers during the period leading up to and including the completion of the Transactions.

7.15 Employment.

(a) Transferred Employees. Prior to Closing, Purchasers shall seek from each Employee in Canada, with the exception of those Employees listed on Schedule 7.15(a), a written consent for KMG ILC to assume the obligations of Sealweld Canada under such Employee’s employment agreement as the employer. Such individuals who sign and return such written consent within seven days of Closing Date are hereinafter referred to as the “Transferred Employees.” Subject to applicable Laws, on and after the Closing Date, Purchasers shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them), consistent with the terms of such employment agreements. Purchasers shall make available to the Transferred Employees employee benefits in accordance with the Plans being assumed hereunder. The Purchasers shall credit each Transferred Employee for such Transferred Employee’s time of service dating back to the commencement of their employment with Sellers or the Acquired Subsidiaries, as applicable, for purposes of calculating the vacation, severance and other benefits of such Transferred Employees following the Closing to the maximum extent allowed under the Plans.

(b) Excluded Employees. Included on Schedule 7.15(b) is a list of Employees who will not have their employment agreements assumed by Purchasers. Any Employee included on Schedule 7.15(b) is hereinafter referred to as an “Excluded Employee.” The Sellers shall be responsible for all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by the Seller of the employment of any Excluded Employee listed on Schedule 7.15(b).

(c) Special Employee. Included on Schedule 7.15(c) is an Employee who will not have his employment agreement assumed by Purchasers. If the Employee included on Schedule 7.15(c) does not agree to by employed by Purchasers, Purchasers shall be responsible for all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by the Seller of the employment of that employee.

(d) Special Employee. Included on Schedule 7.15(d) is an Employee who will not have his employment agreement assumed by Purchasers. If the Employee included on Schedule 7.15(d) does not agree to by employed by Purchasers, Sellers shall be responsible for all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by the Seller of the employment of that employee.

(e) COBRA. Each Seller and each ERISA Affiliate that, prior to the Closing Date, sponsored a group health plan (as defined in Section 5000b of the Code, Section 607 of ERISA, or both) which provides welfare benefits to any Employee or Former Employee will maintain such group health plan after the Closing Date.

Article VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Purchasers. The obligations of Purchasers to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchasers in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Shareholder set forth in this Agreement or any certificate or other document furnished or to be furnished to Purchasers pursuant to this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects (other than the representations and warranties contained in (i) Section 5.1 (organization), (ii) Section 5.4 (capitalization), (iii) Section 5.5 (subsidiaries), (iv) Section 5.23 (related party transactions), (v) Section 5.25 (certain payments), and (vi) Section 5.29 (financial advisors), which representations and warranties shall be true and correct), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) Shareholder and Sellers shall have performed and complied in all respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date, and Purchasers shall have received copies of such resolutions and other documents evidencing performance thereof as Purchasers may reasonably request;

(c) since the date hereof, there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date;

(d) no Legal Proceedings shall have been instituted or threatened in writing and received by Sellers or claim or demand made against Shareholder, Sellers or any of the Acquired Subsidiaries or Purchasers, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the Transactions, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(e) Purchasers shall have received a certificate signed by Shareholder and by the Chief Executive Officer of each Seller, each in form and substance reasonably satisfactory to Purchasers, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.1(a)-(d) have been satisfied in all respects;

(f) (i) Sellers or the Acquired Subsidiaries shall have obtained or made any consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the Transactions and (ii) Shareholder, Sellers or the Acquired Subsidiaries shall have obtained all consents, waivers and approvals referred to in Sections 4.2(b) and 5.3(b) hereof, as applicable, in a form satisfactory to Purchasers and copies thereof shall have been delivered to Purchasers;

(g) Purchasers shall have received the written resignations and release of claims to fees or expenses of each of the directors and officers of the Acquired Subsidiaries each in form and substance reasonably satisfactory to Purchasers;

(h) Sellers shall have obtained the issuance, reissuance or transfer of all Permits (including Environmental Permits) required under Law (including Environmental Laws), other than any which are not transferrable until after Closing, to conduct the operations of the Business as of the Closing Date, and Sellers shall have satisfied all property transfer requirements and permitting reliance thereon by Sellers’ lenders arising under Law (including Environmental Laws);

(i) each of the persons listed on Schedule 8.1(i) shall have executed and delivered a Noncompetition and Nonsolicitation Agreement substantially in the form attached hereto as Exhibit A;

(j) Purchasers shall have received the items listed in Sections 2.11 and 2.12;

(k) Purchasers shall have received written evidence, satisfactory to Purchasers in their sole discretion, that Shareholder, the Sellers and its Affiliates and the directors and officers of the Acquired Subsidiaries have irrevocably and unconditionally released the Acquired Subsidiaries from any and all Liabilities.

8.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchasers set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) Purchasers shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchasers on or prior to the Closing Date;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(d) Purchasers shall have obtained or made any consent, approval, certificate, exemption, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the Transactions; and

(e) Shareholder shall have received the items listed in Section 2.13.

Article IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto shall survive the Closing through and including the 18 month anniversary of the Closing Date (the “General Survival Period”); provided, that (a) the representations and warranties of Shareholder or Sellers set forth in Sections 5.10 (taxes) and 5.16 (employee benefit plans) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”), and (b) any claim with respect to any fraudulent breach or misrepresentation of any representation will survive and can be made by a Purchaser Indemnified Party or Shareholder Indemnified Party as the case may be, pursuant to such statute of limitations as may be applicable. Notwithstanding anything to the contrary in this Section 9.1, the indemnification obligations pursuant to this Article IX shall not terminate with respect to any indemnification claim made by a Purchaser Indemnified Party or a Shareholder Indemnified Party, as the case may be, prior to the expiration of the applicable Survival Period until such claim is resolved.

9.2 Indemnification.

(a) From and after the Closing, subject to Sections 9.1, 9.4 and 9.5 hereof, Shareholder and each Seller, jointly and severally, hereby agrees to indemnify and hold Purchasers, the Acquired Subsidiaries, their Affiliates, and their respective directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all Liabilities, deficiencies, demands, judgments (excluding any punitive damages, except to the extent arising from a Third Party Claim), interest, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees on a solicitor and client basis and including those arising under Environmental Law), whether or not involving a Third Party Claim or Legal Proceeding (individually, a “Loss” and, collectively, “Losses”) to the extent based upon, attributable to or resulting from:

(i) any breach of the representations or warranties made by Shareholder or Sellers in this Agreement;

(ii) any breach of any covenant or other agreement on the part of Sellers or Shareholder under this Agreement; and

(iii) any Excluded Asset or any Excluded Liability or the operation of the Business by Seller on or prior to the Closing.

THIS INDEMNITY OBLIGATION SHALL INCLUDE, WITHOUT LIMITATION, (I) ANY CLAIMS RESULTING FROM THE NEGLIGENCE OR ALLEGED NEGLIGENCE OF ANY PURCHASER INDEMNIFIED PARTY AND (II) STATUTORY AND COMMON LAW NEGLIGENCE AND STRICT LIABILITY CLAIMS AS WELL AS ALL OTHER CLAIMS ARISING UNDER ENVIRONMENTAL LAWS.

(b) From and after the Closing and subject to Sections 9.1 and 9.4, each Purchaser, jointly and severally, hereby agrees to indemnify and hold Sellers, Shareholder and their respective Affiliates, equity holders, directors, officers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Shareholder Indemnified Parties”) harmless from and against, and pay to the applicable Shareholder Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:

(i) any breach or inaccuracy of the representations or warranties made by Purchasers in this Agreement;

(ii) any breach of any covenant or other agreement on the part of Purchasers under this Agreement; and

(iii) any Assumed Liability or the operation of the Business by Purchasers after the Closing.

(c) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

9.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the party from whom indemnification is sought.

(b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 9.2 hereof (regardless of the limitations set forth in Section 9.4) (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual material loss and prejudice as a result of such failure. Subject to the provisions of this Section 9.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within 20 days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each party hereto agrees to provide reasonable access to each other party to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 9.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the prior written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (x) the claimant (or claimants) and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim and such settlement or compromise does not lead to the creation of a financial or other obligation on the part of the indemnified party, or (y) if such Third Party Claim is with respect to Taxes and such settlement or compromise could not reasonably be expected to have an adverse effect on Purchasers or Sellers. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 9.5.

9.4 Limitations on Indemnification for Breaches or Inaccuracies of Representations and Warranties.

(a) An indemnifying party shall not have any liability under Section 9.2(a)(i) or Section 9.2(b)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable hereunder exceeds $100,000 (the “Deductible”) and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses, including the Deductible; provided that the Deductible limitation shall not apply to Losses related to (x) the failure to be true and correct of any of the representations and warranties set forth in Sections 4.1 (authorization of agreement), 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.5 (subsidiaries), 5.10 (taxes), 5.16 (employee benefit plans), and 5.20 (environmental matters), and 6.1 (organization and good standing) and 6.2 (authorization of agreement) hereof, or (y) any indemnification claim arising out of any fraudulent, intentional or willful breach or misrepresentation of any representation or warranty of Shareholder or Sellers in this Agreement.

(b) None of Sellers, Shareholder nor Purchasers shall be required to indemnify any Person or Persons under Section 9.2(a) or 9.2(b) for an aggregate amount of Losses exceeding $12,500,000 (the “Cap”).

(c) Any amounts payable pursuant to this Article IX shall be net of any insurance proceeds actually received by the party in connection with such Loss.

(d) Sellers and Shareholder shall have no right of contribution or other recourse against the Acquired Subsidiaries or their respective directors, managers, officers, Employees, Affiliates, agents, attorneys, stockholders, members, representatives, assigns or successors for any Third Party Claims asserted by Purchaser Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of Sellers are solely for the benefit of the Purchaser Indemnified Parties.

9.5 Indemnity Escrow. On the Closing Date, Purchasers shall, on behalf of Sellers, pay to TSX Trust Company, as agent to Purchasers and Sellers (the “Escrow Agent”), in immediately available funds, to the account designated by the Escrow Agent, an amount equal to $1,000,000 (the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement, which will be executed at the Closing, by and among Purchasers, Sealweld Canada and the Escrow Agent (the “Escrow Agreement”). Any payment Shareholder or Sellers are obligated to make to any Purchaser Indemnified Parties pursuant to this Article IX shall be paid first, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Indemnity Escrow Account by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Escrow Agent shall not be obligated to release any money to Sealweld Canada or the Purchasers without the prior written consent of both Sealweld Canada and the Purchasers. On the expiration of the General Survival Period, the Escrow Agent shall release the Indemnity Escrow Amount (to the extent not utilized to pay Purchasers for any indemnification claim) to Sealweld Canada, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article IX asserted prior to the expiration of the General Survival Period but not yet resolved (“Unresolved Claims”). The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Purchasers for any such claims resolved in favor of Purchasers) upon their resolution in accordance with this Article IX and the Escrow Agreement.

9.6 Tax Matters.

(a) Tax Indemnification. Shareholder and each Seller, jointly and severally, hereby agrees to be liable for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against, and pay to the Purchaser Indemnified Parties the amount of, any and all Losses respect of (i) all Taxes of Sellers; (ii) all Taxes of the Subsidiaries (or any predecessor thereof) (A) for any taxable period ending on or before the Effective Time, and (B) for the portion of any Straddle Period ending at the Effective Time (determined as provided in Section 9.6(c)); (iii) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which any Seller or any Subsidiary (or any predecessor thereof) is or was a member on or prior to the Effective Time, by reason of the liability of any Seller or any Subsidiary (or any predecessor thereof), pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); (iv) the failure of any of the representations and warranties contained in Section 5.10 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein) or the failure to perform any covenant contained in this Agreement with respect to Taxes; (v) any failure by any Seller to timely pay any and all Taxes required to be borne by such Seller pursuant to Section 9.6(d).

(b) Filing of Tax Returns; Payment of Taxes.

(i) Sellers and the Acquired Subsidiaries shall file or cause to be filed, (A) the Tax Returns of the Acquired Subsidiaries or their Affiliates for the taxable periods of the Acquired Subsidiaries ending on or prior to the Effective Time and shall pay any and all Taxes due with respect to such Tax Returns. All Tax Returns described in this Section 9.6(b)(i) shall be prepared in a manner consistent with prior practice. Sellers shall provide Purchasers with copies of such completed Tax Returns at least twenty days prior to the due date for filing thereof, along with supporting workpapers, for Purchasers’ review and approval. Shareholder and Purchasers shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Shareholder and Purchasers are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 9.6(e), which resolution shall be binding on the parties.

(ii) Following the Closing, Purchasers shall cause to be timely filed all Tax Returns (other than those Tax Returns described in Section 9.6(b)(i)) required to be filed by the Acquired Subsidiaries after the Closing Date and, subject to the right to payment from Shareholder and Sellers under Section 9.6(b)(iii), pay or cause to be paid all Taxes shown due thereon.

(iii) Not later than ten days prior to the due date for the payment of Taxes on any Tax Returns which Purchasers have the responsibility to cause to be filed pursuant to Section 9.6(b)(ii), Shareholder and Sellers shall pay to Purchasers the amount of Taxes, as reasonably determined by Purchasers, owed by Shareholder and Sellers pursuant to the provisions of Section 9.6(a). No payment pursuant to this Section 9.6(b)(iii) shall excuse Shareholder and Sellers from their indemnification obligations pursuant to Section 9.6(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Shareholder’s and Sellers’ payment under this Section 9.6(b)(iii).

(c) Straddle Period Tax Allocation. Sellers and the Acquired Subsidiaries will, unless prohibited by applicable Law, close the taxable period of the Acquired Subsidiaries as of Effective Time. If applicable Law does not permit an Acquired Subsidiary to close its taxable year at the Effective Time or in any case in which a Tax is assessed with respect to a taxable period which includes the Effective Time (but does not begin or end at that time) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to Sellers for the period up to and including the Effective Time, and (ii) to Purchasers for the period subsequent to the Effective Time. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of Sellers and the Subsidiaries as of Effective Time, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Effective Time and the period after the Effective Time in proportion to the number of days in each such period.

(d) Transfer Taxes. Except as set forth on Exhibit G, Purchasers shall be liable for and shall pay (and shall indemnify and hold harmless the Shareholder Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body (including any interest and penalties) in connection with the Transactions. If required by Law, Purchaser shall remit to the appropriate Governmental Body any Goods and Services Tax applicable with respect to the Transactions pursuant to the Excise Tax Act (Canada), or any successor, harmonized or parallel federal or provincial legislation that imposes a tax on the recipient of goods and services. The registration number of Sealweld Canada for purposes of the GST is 876247362 RT001 and the registration number for Chisholm is 815642467 RT001. The Sellers and the Purchasers shall file all forms and take all actions necessary to eliminate or reduce the GST payable in connection with the Transactions.

(e) Disputes. Any dispute as to any matter covered hereby shall be resolved by an Arbiter appointed in the manner set forth in Section 3.3. The fees and expenses of such accounting firm shall be borne equally by Shareholder, on the one hand, and Purchasers on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

(f) Time Limits. Any claim for indemnity with respect to matters set forth under this Section 9.6 may be made at any time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(g) Mutual Cooperation. Purchasers and Shareholder will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of Acquired Subsidiaries and any audit or other action with respect to Taxes. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit or action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchasers will retain all books and records with respect to Tax matters pertinent to Shareholder relating to any taxable period beginning before the Effective Time until expiration of the statute of limitations of the respective taxable periods and to give Shareholder written notice prior to transferring, destroying or discarding any such books and records and, if Shareholder so requests, Purchasers shall allow Shareholder to take possession of such books and records prior to destroying or discarding them. Purchasers and Shareholder further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

9.7 Tax Treatment of Indemnity Payments. To the extent permitted by Law, Shareholder and Purchasers agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for all Tax purposes.

9.8 Canadian Tax Elections. The Parties shall use their best efforts in good faith to minimize (or eliminate) any taxes payable under the Tax Act and Excise Tax Act (Canada) in respect of the Closing by, among other things, making such elections and taking such steps as may be provided for under that Act (including, for greater certainty, making a joint election in a timely manner under Section 167 of the Excise Tax Act (Canada) and subsections 20(24) and 22(1) of the Tax Act) as may reasonably be requested by Purchasers in connection with the Closing.

Article X

TERMINATION

10.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by written consent of Sealweld Canada and Purchasers;

(b) upon written notice from either Sealweld Canada or Purchasers to the other on or after March 31, 2017, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder;

(c) by written notice from Purchasers to Sealweld Canada that there has been, and describing in reasonable detail an event, change, occurrence or circumstance, individually or in the aggregate with any such events, changes, occurrences or circumstances that has had or could reasonably be expected to have a Material Adverse Effect;

(d) by Sealweld Canada or Purchasers if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e) by Purchasers if Shareholder or any Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Shareholder or any Seller shall have become untrue, in either case such that the conditions set forth in Sections 8.1(a) or 8.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Sealweld Canada of notice of such breach from Purchasers;

(f) by Sealweld Canada if Purchasers shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchasers shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Purchasers of notice of such breach from Sealweld Canada; or

(g) by Purchasers pursuant to Article XI.

10.2 Procedure Upon Termination. In the event of termination and abandonment by Purchasers or Sealweld Canada, or both, pursuant to Section 10.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchasers, Sellers or Shareholder.

10.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchasers, Shareholder or Sellers; provided, that the obligations of the parties set forth in this Section 10.3, Article XII, Section 7.1, Section 7.7 and Section 7.15 hereof shall survive any such termination and shall be enforceable hereunder; provided further, that nothing in this Section 10.3 shall relieve Purchasers, Shareholder or Sellers of any Liability for a breach of this Agreement prior to the effective date of termination.

Article XI

REAL PROPERTY MATTERS

11.1 Title. (a) Title Documents. Purchasers may order, at their own expense, (i) one or more ALTA leasehold title commitments or ALTA fee title commitments, as applicable, for title insurance for the Owned Property and Improvements (the “Commitment”) issued by FCT Insurance Company Ltd. and First American Title Insurance Company (collectively, the “Title Company”), and (ii) a survey of the Owned Property (the “Survey”) conforming to one or more of the 2011 ALTA/ACSM Land Urban survey requirements. The Commitment and Survey together with all exception documents referred to in the Commitment are collectively referred to in this Agreement as the “Title Documents.” Sellers have delivered to Purchasers, to the extent in the possession of Sellers or their agents or attorneys, copies of any existing title insurance policies and surveys for the Owned Property (“Existing Surveys”).

(b) Permitted Variances. On the Closing Date, title to the Owned Property shall be subject to no facts, conditions, requirements or exceptions, excepting only (i) Permitted Exceptions, (ii) the Owned Property Leases, and (iii) liens, encumbrances or other matters of title created or suffered to be created by Purchasers or any party whose rights derive by, through or under Purchasers (collectively, the “Permitted Variances”).

(c) Notice of Objection. Purchasers shall have the right, in their sole discretion, to object to any fact, condition, requirement or exception set forth or otherwise disclosed in the Title Documents other than the Permitted Variances set forth in clauses (i), (iii), (iv) and (v) in Section 11.1(b) above, upon written notice given to Chisholm (“Notice of Objection”) no later than five Business Days prior to Closing. Subject to Section 11.1(d) below, Purchasers shall be deemed to have accepted any fact, condition, requirement or exception reflected in the Title Documents which is not specifically objected to in a timely manner in a Notice of Objection.

(d) Chisholm’s Title Rights and Obligations. Chisholm shall have the right, in its sole discretion, and upon written notice to Purchasers given within five (5) Business Days after the receipt of any Notice of Objection shall have been received by Chisholm, or such longer period as agreed to in writing between Chisholm, Sellers and Purchasers (the “Reply Period”), within which to agree to satisfy or cure any title objection so noticed by Purchasers. Chisholm shall be deemed to have refused to satisfy or cure, as the case may be, any and each fact, condition, requirement and/or exception so noticed by Purchasers for which no such notice of cure (“Notice of Cure”) shall be given within the Reply Period. Notwithstanding the foregoing, and without the requirement that any Notice of Objection be given by Purchasers, Chisholm hereby agrees as follows:

(i) On the Closing Date, to deliver to the Title Company all appropriate substantiation of the existence, good standing, power and authority of Chisholm;

(ii) On the Closing Date, to deliver to the Title Company (a) a standard seller affidavit in a form reasonably acceptable to Chisholm and Purchasers (such form to be determined by the parties prior to the end of the Inspection Period), sufficient in order to delete exceptions based upon rights or claims of parties in possession, exceptions for mechanics liens, and exceptions for any gap between the effective date of the title commitment issued to Purchasers and the Closing Date, and (b) if requested by Purchasers, with respect to one or more Existing Surveys, an affidavit that there have not been any changes to the matters depicted on such Existing Surveys (to the extent true); and

(iii) On the Closing Date, (x) cause to be paid and satisfied in full and released of record any and all mortgage or deed of trust liens granted by any Seller and all delinquent real estate taxes, if any, together with any and all interest and penalties thereon, if any, and (y) to pay and satisfy in full, or otherwise cause to be affirmatively insured (either by obtaining a full release of record of, or bonding over, indemnifying or escrowing with the Title Company), mechanics’ and materialmen’s liens and/or notices of liens filed against the Owned Property or any portion of the Owned Property and arising out of work performed or materials supplied for or on behalf of Sellers, and other monetary judgments and/or actions at law against any Seller and constituting a lien against the Owned Property or any portion of the Owned Property, it being understood that Sellers may, at their sole discretion, apply the Purchase Price, or any portion thereof to satisfy Sellers’ obligations under this clause (iii).

(e) Purchasers Rights. If Chisholm shall not give a Notice of Cure with respect to each fact, condition, requirement and/or exception which is the subject of any proper Notice of Objection, Purchasers thereupon shall have the right in the sole discretion of Purchasers and as Purchasers’ exclusive right and remedy hereunder to elect to terminate this Agreement within five (5) Business Days after the expiration of the Reply Period, in which event this Agreement shall terminate, and none of Shareholder, Sellers nor Purchasers shall have any further rights against or obligations to the other hereunder except as expressly provided in this Agreement, it being agreed that, if Purchasers for any reason shall fail to timely terminate this Agreement, then Purchasers conclusively shall be deemed to have elected to close hereunder without abatement of the Purchase Price or any claim against Sellers notwithstanding the existence of such fact, condition, requirement and/or exception, except for any matters required to be cured by Sellers pursuant to subsection (iii) of Section 11.1(d). In the event Chisholm shall give a Notice of Cure and agrees to satisfy, correct, cure or remove any fact, condition, requirement and/or exception which is the subject of any proper Notice of Objection, and thereafter Chisholm fails to satisfy, correct, cure or remove such fact, condition, requirement and/or exception, Purchasers shall have the right to terminate this Agreement.

11.2 Casualty or Condemnation.

(a) If, prior to Closing, any Owned Property and the associated Improvements or any part thereof shall be subject to a taking by any public or quasi-public authority through expropriation, condemnation, eminent domain or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking) (collectively, “Condemnation”), and Chisholm reasonably estimates the proceeds from such Condemnation to be in excess of two hundred fifty thousand dollars ($250,000) (a “Major Condemnation Event”), Chisholm shall promptly provide Purchasers with notice thereof and Purchasers shall have the option, exercisable within ten (10) days after Chisholm notifies Purchasers of such Condemnation to terminate this Agreement. If Purchasers elect to consummate the Transactions or if Purchasers do not have the right to terminate the Agreement because the Condemnation is not a Major Condemnation Event, at the Closing, Purchasers, shall succeed to (x) the rights of the applicable Seller to the Condemnation proceeds with respect to a Condemnation (“Condemnation Proceeds”), and (y) the rights to settle any such Condemnation proceeding, and Purchasers shall, at Closing succeed to the rights of the applicable Seller to all required proofs of loss, assignments of claims and similar items. Sellers shall not settle any such proceedings without the consent of Purchasers. Sellers’ compliance with this Section 11.2(a) shall cure any breach of covenant or inaccuracy of any representation and warranty arising as a result of a Major Condemnation Event.

(b) Prior to Closing, Sellers shall bear the risk of loss with respect to the Purchased Assets. If, prior to Closing, any Owned Property and the associated Improvements or any part thereof shall be destroyed or damaged by fire or other casualty (collectively, “Casualty”), and Chisholm reasonably estimates the costs to repair to damage from such Casualty to be in excess of two hundred fifty thousand dollars ($250,000) (a “Major Casualty Event”), Chisholm shall promptly provide Purchasers with notice thereof and Purchasers shall have the option, exercisable within ten (10) days after Chisholm notifies Purchasers of such Casualty either (i) to terminate this Agreement, or (ii) to elect to take title to the Purchased Assets relating to such affected Owned Property and Improvements without any reduction in, abatement of, or credit against the Purchase Price, notwithstanding such Casualty; if Purchasers fail to make either election, Purchasers shall be deemed to have elected option (ii). If Purchasers elect to consummate the Transactions or in the event Purchaser do not have the right to terminate this Agreement because such Casualty is not a Major Casualty Event, at the Closing, Purchasers, shall succeed to (x) the rights of the applicable Seller to the Casualty proceeds with respect to such Major Casualty Event (“Casualty Proceeds”), including without duplication, giving Purchasers a credit against the Purchase Price in the amount of the Casualty Proceeds actually received by the applicable Seller and not applied by the applicable Seller to repair prior to Closing and giving Purchasers a credit against the Purchase Price for all deductibles payable under the applicable insurance policy(ies) relating to such event to the extent not previously paid by Sellers (it being agreed that Sellers shall be responsible for the payment in full of all applicable deductibles or Purchasers shall receive a credit to the Purchase Price at Closing for the amount of all such deductibles), and (y) the rights to settle any loss under all policies of insurance applicable to the Casualty, and Purchasers shall, at Closing and thereafter, succeed to the rights of Sellers to all required proofs of loss, assignments of claims and other similar items. Sellers shall not settle any such claims without the consent of Purchasers. Sellers’ compliance with this Section 11.2(b) shall cure any breach of covenant or inaccuracy of any representation and warranty arising as a result of a Major Casualty Event.

Article XII

MISCELLANEOUS

12.1 Expenses. Except as otherwise provided in this Agreement, Sellers, Shareholder and Purchasers shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

12.2 Specific Performance. Sellers and Shareholder acknowledge and agree that a breach of this Agreement would cause irreparable damage to Purchasers and that Purchasers will not have an adequate remedy at law. Therefore, the obligations of Sellers and Shareholder under this Agreement, including Sellers’ obligation to sell the Purchased Assets to Purchasers, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

12.3 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the Province of Alberta, and all courts of appeal therefrom, over any dispute arising out of or relating to this Agreement or any of the Transactions, and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Legal Proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.6.

12.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the FZE Asset Purchase Agreement, the Consulting Agreement, the Noncompetition Agreement, the Shareholder Documents, the Seller

Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect. The parties hereto represent and acknowledge that in executing this Agreement, the parties did not rely, and have not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by any other party hereto, except as expressly contained in this Agreement. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Alberta applicable to contracts made and performed in such province, without regard to any conflict-of-law principles thereof.

12.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and fax numbers (or to such other address or fax number as a party may have specified by notice given to the other party pursuant to this provision):

If to Shareholder or any Seller:

Dean Chisholm

#513, 9805 Second Street

Sidney, British Columbia V8L 4T9 CANADA

With a copy (which shall not constitute notice) to:

Hadley & Davis

#311, 1711 - 4 Street SW

Calgary, Alberta

T2S 1V8

CANADA

403-264-1234 (tel)

Email: scdavis@hadleydavis.com

Attention: Stephen C. Davis

If to Purchasers or to any single entity comprising Purchaser, to:

KMG Chemicals, Inc.

300 Throckmorton Street, Floor 19
Fort Worth, Texas 76102
USA

Email: cfraser@kmgchemicals.com
Attention: President & CEO

With a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

1221 McKinney Street, Suite 2100
Houston, Texas 77010

USA

Fax: Bill.Nelson@HaynesBoone.com
Attention: William B. Nelson, Esq.

12.7 Severability. If any term, other provision or part thereof of this Agreement is determined to be invalid, illegal, or incapable of being enforced by any law or public policy by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that term, provision or part thereof will be severed from this Agreement and all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

12.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided in Sections 9.2 and 9.6. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Seller, Shareholder or any Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that Purchasers may assign this Agreement and any or all rights or obligations hereunder (including Purchasers’ rights to purchase the Purchased Assets and Purchasers’ rights to seek indemnification hereunder) to any Affiliate of Purchasers, any Person from which it has borrowed money or any Person to which Purchasers or any of their Affiliates proposes to sell all or substantially all of the Purchased Assets. Upon any such permitted assignment, the references in this Agreement to Purchasers shall also apply to any such assignee unless the context otherwise requires.

12.9 Counterparts. This Agreement may be executed in one or more counterparts, and delivered by facsimile and each counterpart when so delivered will be deemed to be an original copy of this Agreement, all of which, when taken together, will be deemed to constitute one and the same agreement. Any party hereto delivering this Agreement by facsimile undertakes to deliver, within a reasonable time, an executed original.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

KMG CHEMICALS, INC.		KMG ELECTRONIC CHEMICALS
LUXEMBOURG HOLDINGS S.A.R.L

By:	/s/ Christopher T. Fraser	By:	/s/ Roger C. Jackson
Name:	Christopher T. Fraser	Name:	Roger C. Jackson
Title:	President and Chief Executive Officer	Title:	Authorized Representative

KMG INDUSTRIAL LUBRICANTS
CANADA, INC.

By:	/s/ Christopher T. Fraser
Name:	Christopher T. Fraser
Title:	President and Chief Executive Officer

signature page to Asset Purchase Agreement

SEALWELD CORPORATION		CHISHOLM ASSET CORPORATION

By:	/s/ Andrea Arient	By:	/s/ Andrea Arient
Name:	Andrea Arient	Name:	Andrea Arient
Title:	President	Title:	President

SEALWELD CORPORATION (FZE)

By:	/s/ Dean Chisholm	/s/ Dean Chisholm
Name:	Dean Chisholm	DEAN CHISHOLM
Title:	President

signature page to Asset Purchase Agreement